Exhibit 10.24

LOAN AND SECURITY AGREEMENT

(for Senior Secured Credit Facility)
among

Bonne Santé Natural Manufacturing, Inc. f/k/a Millenium
Natural Manufacturing Corp., a Florida corporation, and
Bonne Santé Group, Inc. a Delaware corporation,
as Borrowers,

and

Peah Capital, LLC,

a Delaware limited liability company
as Lender

Dated as of
December 18, 2020

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

SCHEDULES

Schedule 1	Shareholders, Beneficiaries, & Directors of Borrower
Schedule 2	Organizational Information of Borrowers
Schedule 3	List of Deposit Accounts
Schedule 4	Wiring Instructions
Schedule 5	Material Litigation
Schedule 6	Existing Indebtedness

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Advance Request
Exhibit C	Disbursed Amounts
Exhibit D	Approved Use of Proceeds
Exhibit E	Executive Summary

This LOAN AND SECURITY AGREEMENT (for Senior Secured Credit Facility), dated as of December 18, 2020 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among Bonne Santé Natural Manufacturing, Inc. f/k/a Millenium Natural Manufacturing Corp., a Florida corporation (“Manufacturing”), and Bonne Santé Group, Inc., a Delaware corporation (“Group” and together with Manufacturing are herein collectively referred to as the “Borrower,” or “Borrowers,” on the one hand, and Peah Capital, LLC, a Delaware limited liability company, on the other hand (the “Lender”). Collectively, the Borrowers and the Lender shall be referred to as the “Parties.”

WHEREAS, Borrowers have entered into that certain Factoring Agreement dated as of October 23, 2020 with Lender (the “Factoring Agreement I”), of which the outstanding balance still owed to Lender is in the amount of $0 (the “Factor Balance I”);

WHEREAS, Borrowers have entered into that certain Factoring Agreement dated as of November 13, 2020 with Lender (the “Factoring Agreement II”), of which the outstanding balance still owed to Lender is in the amount of $290,655.01 (the “Factor Balance II”);

WHEREAS, Borrowers have entered into that certain Factoring Agreement dated as of December 11, 2020 with Lender (the “Factoring Agreement III” and together with Factoring Agreement I and Factoring Agreement II the “Factoring Agreement”), of which the outstanding balance still owed to Lender is in the amount of $92,625.00 (the “Factor Balance III”);

WHEREAS, Borrowers have requested that Lender provide Borrowers with a senior secured term loan in an amount of up to the Maximum Commitment Amount (as defined below), and an immediate amount of SEVEN HUNDRED THOUSAND DOLLARS ($700,000.00) (the “Term Loan Advance”), the proceeds of which shall be used by Borrowers for the Approved Use of Loan Proceeds only;

WHEREAS, the Parties desire that the Factoring Agreement be superseded and replaced in its entirety by this Agreement, and that all obligations and sums owed to Lender thereunder shall be fully controlled and governed by the terms of this Agreement and Loan Documents (defined below);

WHEREAS, in consideration for Lender providing this Senior Secured Credit facility, Borrowers will grant Lender a lien on and security interest in the Collateral (as defined below) to secure this credit facility; and

WHEREAS, Lender is willing to provide Borrowers with this Senior Secured Credit Facility upon the terms and subject to the conditions set forth herein.

LOAN AND SECURITY AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, Borrowers, and Lender hereby agree as follows:

I.	DEFINITIONS

1.1	General Terms

For purposes of the Loan Documents and all Annexes, Schedules and Exhibits thereto, in addition to the definitions elsewhere in this Agreement or the other Loan Documents, the terms listed in this Article I shall have the meanings given such terms in this Article I. All capitalized terms used which are not specifically defined shall have the meanings provided in Article 9 of the UCC in effect on the date hereof to the extent the same are defined therein. In the event of any conflict between the definitions or provisions of this Agreement and the provisions of the other Loan Documents, the provisions of this Agreement shall govern. Unless otherwise specified herein, this Agreement and any agreement or contract referred to herein means such agreement as modified, amended or supplemented from time to time.

All references to dates used herein that are otherwise not a Business Day, mean any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Florida are authorized or required by law to remain closed.

“Account Debtor” means the meaning set forth in the Uniform Commercial Code.

“Accrual Period” means with respect to each Payment Date, the two (2) week period starting on the immediately preceding Payment Date (or the Closing Date with respect to the initial Payment Date) to, but not including, such current Payment Date.

“Advance” means any borrowing under and advance of the Loan, including, but not limited to, the Factor Balance, the Term Loan Advance on the Closing Date, future Advances, and any Protective Advance. Any amounts paid by Lender on behalf of Borrowers under any Loan Document shall be an Advance for purposes of this Agreement.

“Affiliate” or “affiliate” means, as to any Person, any other Person who directly or indirectly controls, is under common control with, is controlled by or is a director or officer of such Person. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person who owns directly or indirectly ten percent (10%) or more of the securities having ordinary voting power for the election of the members of the board of directors or other governing body of a corporation or ten percent (10%) or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation, partnership or other Person.

“Agreement” has the meaning assigned to it in the preamble hereof.

“Applicable Law” means any and all existing and future federal, state, local and/or applicable foreign statutes, treaties, codes, permits, certificates, ordinances, rules, regulations (including temporary and final income tax regulations), orders and licenses of and interpretation by any Governmental Authority (including usury laws, the Dodd-Frank Act, the Federal Truth-in- Lending Act), court orders, judgements, decrees, injunctions, writs, or line actions of any court, arbitrator, or other administrative orders and decrees, and other legal requirements of any and every conceivable type applicable to the Loan, the Loan Documents, Borrowers, or any other Collateral.

LOAN AND SECURITY AGREEMENT

“Applicable Rate” means seventeen and one-half percent (17.5%) per annum.

“Approved Use of Loan Proceeds” means the use of proceeds as set forth on Exhibit D.

“Availability” means, at any date of determination, the Maximum Commitment Amount, minus, the Loan Balance.

“Borrower” or “Borrowers ” has the meaning assigned to it in the preamble hereof.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Florida are authorized or required by law to remain closed.

“Change of Control” means with respect to Borrowers, the occurrence of any of the following:

(a) Group, at any time for any reason ceases to own directly or indirectly 100% of the issued and outstanding Equity Interests in Manufacturing, free and clear of all Liens, other than the Lien pledged in favor of Lender;

(b) Guarantor, at any time for any reason ceases to own or have the power to vote or direct the voting of 67.8% of the issued and outstanding Equity Interests of Group, free and clear of all Liens;

(c) any “change in/of control” or “sale” or “disposition” or “merger” or similar event as defined in any certificate of incorporation or formation or statement of designations or operating agreement of Borrowers or in any document governing Indebtedness of such Person (other than any Loan Document) in excess of $50,000, individually or in the aggregate, which gives the holder of such Indebtedness the right to accelerate or otherwise require payment of such Indebtedness prior to the maturity date thereof upon a change of control as defined in such governing document and such change of control event has occurred that entitles the holder of such Indebtedness to exercise such acceleration right;

(d) any person other than Borrowers having the right to direct the actions of Borrowers.

“Closing” means the satisfaction, or written waiver by Lender, of all of the conditions precedent set forth in this Agreement required to be satisfied prior to the consummation of the transactions contemplated hereby.

“Closing Date” means December 18, 2020.

“Collateral” has the meaning assigned to such term in Section 2.8 of this Agreement.

“Collateral Accounts” means the deposit accounts of Borrowers, more fully described on Schedule 3, or (ii) such other deposit account of Borrowers as approved from time to time by Lender in a written notice to Borrowers.

LOAN AND SECURITY AGREEMENT

“Contingent Obligations” means, as to any Person, any obligation of such Person with respect to any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, as a guarantee or otherwise (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure, indemnify or to hold harmless the owner of such primary obligation against loss in respect thereof, provided, however, that the term “Contingent Obligation” shall not include indorsements of instruments for deposit or collection in the Ordinary Course of Business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contract Right” means any right of Borrowers to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

“Corporate Guaranty” means the Guaranties, dated as of the Closing Date, executed by Manufacturing and Group in favor of Lender, as the same may be amended, modified, supplemented, restated, replaced or renewed in writing from time to time.

“Debtor Relief Law” means, collectively, the Bankruptcy Code at Title 11 of the United States Code, 11 U.S.C. §§ 101 et. seq., as amended from time to time and all other United States federal or state or any foreign applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended from time to time.

“Default” means any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time, if any, or both, would constitute or be or result in an Event of Default.

“Deposit Account” means, individually and collectively, each of the Collateral Accounts and any other bank or depository accounts of Borrowers.

“Dodd-Frank Act” means The Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173).

“Dollars” and “$” means lawful money of the United States of America.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by electronic mail (“e-mail”) or transmitted by fax electronically (e-fax), or otherwise to or from an electronic system or other equivalent service.

LOAN AND SECURITY AGREEMENT

“Equity Interests” means, with respect to any Person, its equity ownership interests, its common stock and any other capital stock or other equity ownership units of such Person authorized from time to time, and any other shares, options, interests, participations or other equivalents (however designated) of or in such Person, whether voting or nonvoting, including, without limitation, common stock, options, warrants, preferred stock, phantom stock, membership units (common or preferred), partnership interests (general or limited), stock appreciation rights, membership unit appreciation rights, convertible notes or debentures, stock purchase rights, membership unit purchase rights and all securities convertible, exercisable or exchangeable, in whole or in part, into any one or more of the foregoing.

“Event of Default” means the occurrence of any event set forth in Article VIII.

“Factoring Agreement” has the meaning assigned to it in the recitals.

“Factoring Agreement I” has the meaning assigned to it in the recitals.

“Factoring Agreement II” has the meaning assigned to it in the recitals.

“Factoring Agreement III” has the meaning assigned to it in the recitals.

“Factor Balance” means the combined balance of Factor Balance I, Factor Balance II, and Factor Balance III.

“Factor Balance I” has the meaning assigned to it in the recitals.

“Factor Balance II” has the meaning assigned to it in the recitals.

“Factor Balance III” has the meaning assigned to it in the recitals.

“Final Maturity Date” means June 18, 2022 (or if such date is not a Business Day, the immediately succeeding Business Day), which is eighteen (18) months from the Closing Date, unless such Final Maturity Date shall be extended from time to time in writing by the mutual agreement of Borrowers and Lender.

“Governmental Authority” means any federal, state, municipal, national, local or other governmental department, court, commission, board, authority, bureau, agency or instrumentality or political subdivision thereof, including, without limitation, any attorney general or agency related thereto, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.

“Guarantor” means Alfonso J. Cervantes, an individual residing in the State of Florida, and a principal and officer of the Borrowers.

“Guaranty” means the Guaranty, dated as of the Closing Date, executed by Guarantor in favor of Lender, as the same may be amended, modified, supplemented, restated, replaced or renewed in writing from time to time.

LOAN AND SECURITY AGREEMENT

“Indebtedness” of any Person means, without duplication, (a) all items which would be included in determining total liabilities as shown on the liability side of the balance sheet of such Person as of the date as of which Indebtedness is to be determined, including any lease which would constitute Indebtedness, (b) all indebtedness secured by any mortgage, pledge, security, Lien or conditional sale or other title retention agreement to which any property or asset owned or held by such Person is subject, whether or not the indebtedness secured thereby shall have been assumed, (c) all indebtedness of others which such Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the Ordinary Course of Business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or which is evidenced by a note, bond, debenture or similar instrument, or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, Equity Interests, equity or other ownership interest purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable (d) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (e) any Contingent Obligations.

“Indemnification Claims” has the meaning assigned to it in Section 12.4 hereof.

“Indemnified Person” has the meaning assigned to it in Section 12.4 hereof.

“Insurance Policies” shall have the meaning set forth in Section 4.1(b) hereof.

“IPO Stock” has the meaning assigned to it in Section 2.12(a) hereof.

“Lender” has the meaning assigned to it in the preamble.

“Lien” means any mortgage, deed of trust, deed to secure debt, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the property is retained by or vested in some other Person for security purposes.

“Loan” means, collectively, the Factor Balance, the Term Loan Advance made on the Closing Date, each Protective Advances and each additional Advance made by Lender pursuant to the terms hereof, and all Obligations related thereto.

“Loan Balance” means, on any day, the aggregate outstanding principal balance of the Loan, reduced by all payments of principal made on the Loan prior to the date of determination.

“Loan Documents” means, collectively and each individually, this Agreement, any Notes, the Security Documents, the Corporate Guaranty, the Guaranty, the Pledge Agreement, the Warrant, the Share Issuance Agreement, and all other agreements, documents, instruments and certificates heretofore or hereafter executed or delivered to Lender in connection with any of the foregoing or the Loan, as the same may be amended, modified or supplemented from time to time.

LOAN AND SECURITY AGREEMENT

“Material Adverse Effect” means, with respect to any Person, any development, event, condition, obligation, liability or circumstance or set of events, conditions, obligations, liabilities or circumstances or any change(s) which:

(a) has, had or reasonably could be expected to have a material adverse effect upon (i) the legality, validity, enforceability or collectability of any Loan Document, (ii) the status, existence, perfection, priority or enforceability of any Lien granted to Lender under any of the Security Documents or (iii) the value, validity, enforceability or collectability of the receivables or any of the other Collateral;

(b) has been or reasonably could be expected to be material and adverse to the value of any significant portion of the Collateral or to the business, operations, performance, properties, prospects, assets, liabilities or condition (financial or otherwise) of such Person;

(c) has materially impaired or reasonably could be expected to materially impair the ability of such Person to pay when due any of the Obligations owing by it or to perform in any material respect its other obligations, or to consummate the transactions, under the Loan Documents; and

(d) materially impacts or impairs the rights and remedies of Lender under the Loan Documents.

“Maximum Commitment Amount” means an amount equal to ONE MILLION AND FIVE HUNDRED THOUSAND DOLLARS ($1,500,000.00), as such amount may be increased from time to time pursuant to the terms of the Agreement.

“Maximum Rate” means the highest lawful and non-usurious rate of interest applicable to the Loan, that at any time or from time to time may be contracted for, taken, reserved, charged, or received on the Loan and the Obligations under the laws of the United States and the laws of such states as may be applicable thereto, that are in effect or, to the extent allowed by such laws, that may be hereafter in effect and that allow a higher maximum non-usurious and lawful interest rate than would any Applicable Laws now allow.

“Net Income” means the net income (or loss) of any Person for such period taken as a single accounting period.

“Note(s)” means, individually and collectively, any promissory notes payable to the order of Lender, executed by Borrowers evidencing the Loan, as the same may be amended, modified, supplemented and/or restated from time to time including, without limitation, that certain promissory note dated as of the Closing Date, and attached hereto as Exhibit A.

“Obligations” means, without duplication, all present and future obligations, Indebtedness and liabilities of Borrowers to Lender or any of its respective assigns, at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute or contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, under any of the Loan Documents or otherwise relating to this Agreement, any Notes and/or the Loan, including, without limitation, the Loan Balance, accrued interest, all applicable fees, charges and expenses and/or all amounts paid or advanced by Lender on behalf of or for the benefit of Borrowers for any reason at any time, and including, in each case, obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against Borrowers.

LOAN AND SECURITY AGREEMENT

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Opinion of Counsel” means, with respect to any Person, a written opinion of counsel, who is reasonably acceptable to Lender.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to nature, scope, magnitude, quantity and frequency) that does not require any board of director or shareholder approval or any other separate or special authorization of any nature and in compliance with Applicable Law.

“Organizational Documents” means, for the applicable Borrower, (a) the certificate of incorporation, certificate of formation, statutory certificate of trust or other applicable charter document, (b) the bylaws, operating agreement, or other applicable organizational document, which in connection with the Closing shall be certified by an authorized officer of such Borrower as of the Closing Date, (c) evidence of good standing in each jurisdiction that such Person is required to be in good standing, , and (d) the resolutions of the Board of Directors (or other applicable governing body) and, if required, stockholders or other equity owners authorizing the execution, delivery and performance of the Loan Documents to which a Borrower is a party, which in connection with the Closing shall be certified by an authorized officer of such Borrower as of the Closing Date.

“Origination Fee” means a fee due and payable to Lender from each Advance equal to three and three-quarters percent (3.75%) of each such Advance.

“Payment Date” means (i) every other Friday, commencing on Friday, December 25, 2020, 2020, (ii) a Prepayment Date, (iii) the Termination Date or (iv) the Final Maturity Date.

“Performance Certificate” has the meaning assigned to it in Section 4.1(a)(v) hereof.

“Permit” means collectively all licenses, leases, powers, permits, franchises, certificates, authorizations and approvals.

“Permitted Liens” has the meaning assigned to it in Section 7.2.

“Person” means an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a sole proprietorship, a joint venture, a Governmental Authority or any other entity of whatever nature.

“Pledge Agreement” means that certain Pledge, Security and Control Agreement, dated as of the Closing Date, made by Borrowers in favor of Lender, as the same may be amended, modified, supplemented, restated, replaced or renewed in writing from time to time.

“Pre-IPO Financing” means financing totaling approximately $11Million, the proceeds of which shall be used exclusively for the pre-IPO acquisitions of Boost Marketing Group, LLC, and Doctors Scientific Organica LLC dba Smart for Life and Oyster Management Services.

LOAN AND SECURITY AGREEMENT

“Prepayment Date” means any date that all or a portion of the Obligations are prepaid by Borrowers pursuant to Section 2.5 or Section 2.6.

“Prepayment Fee” means a fee due and payable to Lender on any Prepayment Date in accordance with Section 2.5(b).

“Protective Advance” has the meaning assigned to it Section 2.7(b).

“Quarterly Servicing Report” means each quarterly report prepared by Borrowers, which may be modified from time to time as mutually agreed upon by Borrowers and Lender, and that is to be delivered to Lender on or before the fourteenth (14th) day following the conclusion of each calendar quarter, and provides information relating to the immediately-prior calendar quarter, including information relating to the business of Borrowers during such calendar quarter.

“Required Final Principal Payment” means the payment due and payable by Borrowers as of the Termination Date or Final Maturity Date, which shall equal the Loan Balance, all accrued interest, and outstanding fees.

“Required Principal Payment” means: (a) as of any Payment Date on which an Event of Default exists, the aggregate outstanding Loan Balance and all accrued interest and outstanding fees.

“Required Principal Receivable Payment” means as of any date on which Borrowers receives a payment from a receivable, then Borrowers shall make a payment to Lender equal to twenty percent (20%) of such paid receivable which shall be applied to the Loan Balance.

“Responsible Officer” means the chief executive officer, the president, the chief financial officer, the secretary, or any other officer having substantially the same authority and responsibility, and in all cases such person shall be listed on an incumbency certificate delivered to Lender, in form and substance acceptable to Lender in its sole discretion.

“Security Documents” means this Agreement, the Pledge Agreement, UCC financing statements, and all other documents or instruments necessary to create or perfect the Liens in the Collateral, as such may be modified, amended or supplemented from time to time.

“Share Issuance Agreement” has the meaning assigned to it in Section 2.12(a) hereof.

“Subsidiary” means, as to any Person, any other Person in which more than fifty percent (50%) of all Equity Interests is owned directly or indirectly by such Person or one or more of its Subsidiaries.

“Term Loan Advance” has the meaning assigned to it in the recitals hereof.

“Termination Date” has the meaning assigned to it in Section 11.1 hereof.

“UCC” means the Uniform Commercial Code as in effect in the State of Florida; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Florida,.

“Warrant” has the meaning assigned to it in Section 2.12(b) hereof.

LOAN AND SECURITY AGREEMENT

II.	LOAN, PAYMENTS, INTEREST AND COLLATERAL

2.1	The Loan and Maximum Commitment Amount

(a) Subject to the provisions of this Agreement, including, without limitation satisfaction or waiver in writing by Lender of all conditions set forth in Article IV hereof, on the Closing Date, Lender agrees to make the Term Loan Advance, less the Origination Fee and in accordance with the disbursements on Exhibit C annexed hereto.

(b) Subject to the provisions of this Agreement, including, without limitation satisfaction or waiver in writing by Lender of all conditions set forth in Article IV hereof, after the Closing Date, Lender, may make one or more Advances up to the Maximum Commitment Amount to Borrowers from time to time prior to the Final Maturity Date. Each Advance may be made in an amount as requested by Borrowers by submitting an advance request to Lender in the form annexed hereto as Exhibit B; provided that: (i) Borrowers are not in Default under the Agreement, (ii) such requested Advance is not less than One Hundred Thousand Dollars ($100,000.00), (iii) such amount does not exceed an amount equal to the Maximum Commitment Amount reduced by the Loan Balance, provided, (i) Lender shall receive the Origination Fee from each said Advance; and (ii) that under no circumstances shall the aggregate outstanding principal amount for all Advances made hereunder exceed the Maximum Commitment Amount.

(c) Evidence of Loan; Promissory Note. The Term Loan Advance made by Lender to Borrowers is evidenced by that certain Promissory Note dated as of the Closing Date, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, with each Advance made by Lender, is incorporated herein and shall be made using the form attached hereto as Exhibit A (the “Note”). Lender shall record in its records the date and amount of each Advance made hereunder, each repayment thereof, and other information it deems appropriate. The aggregate unpaid principal amount so recorded by Lender shall be presumptive evidence of the Loan Balance. The failure to so record any such information or any error in so recording any such information shall not, however, limit or otherwise affect the actual Obligations of Borrowers hereunder or under the Note, if any, to repay the outstanding principal amount of the Loan, together with all interest accruing thereon, as set forth in this Agreement.

(d) Payment of the Loan. Borrowers shall repay the Loan pursuant to and in accordance with the terms of this Agreement and the Note. The Loan Balance shall be due and payable in full, if not earlier in accordance with this Agreement, on the Final Maturity Date. All other amounts outstanding under the Loan and all other Obligations under the Loan shall be due and payable in full, if not earlier in accordance with this Agreement, on the Final Maturity Date.

(e) Increase in Maximum Commitment Amount. At any time prior to the Final Maturity Date, upon the written request from Borrowers for an increase in the Maximum Commitment Amount, Lender, in its sole discretion may increase the Maximum Commitment Amount.

LOAN AND SECURITY AGREEMENT

2.2	Interest on the Loan

(a) Borrowers agree to pay interest to Lender in respect of the Loan Balance, which interest shall be calculated for each Accrual Period on a bi-weekly basis in arrears, from the date the proceeds thereof are made available to Borrowers until paid in full, at a rate per annum equal to the lesser of (i) the Applicable Rate and (ii) the Maximum Rate. All such payments of interest shall be made pursuant to Section 2.4(a) or (c), as applicable. If Lender is prevented from charging or collecting interest at the Applicable Rate, then, to the extent permitted by law, the interest rate shall continue to be the Maximum Rate, until such time as Lender has charged and collected the full amount of interest that would be chargeable and collectable if interest at the Applicable Rate had always been lawfully chargeable and collectible.

(b) As determined on a bi-weekly basis, the interest accrued and due on the Loan Balance outstanding shall equal (i) the product of (x) the actual number of days elapsed during the related Accrual Period, (y) the lesser of (a) the Applicable Rate and (b) the Maximum Rate, and (z) the principal Loan Balance during the related Accrual Period, and divided by (ii) 360.

2.3	Payment of Principal

(a) When applicable, Borrowers shall pay to Lender the Required Principal Receivable Payment, immediately, without notice or demand. Borrowers hereby agree and acknowledge that the Required Principal Receivable Payment shall, whenever possible, be made directly to Lender by the Account Debtor of such receivables.

2.4	Payments

(a) On each Payment Date, and with respect to the related Accrual Period, Borrowers shall make payments or cause payments to be made in the following order of priority:

(i) to Lender, an amount equal to any Protective Advances, together with all accrued and unpaid interest owed with respect to all Protective Advances, and second, any indemnities owed by Borrowers to Lender under the Loan Documents, in each case, to the extent not previously reimbursed or paid; then

(ii) to Lender, all accrued and unpaid interest relating to the Obligations for such Accrual Period; then

(iii) to Lender, any other accrued and unpaid costs, fees and expenses relating to the Obligations for such Accrual Period; then

(iv) to Lender, any unpaid Required Principal Payment for such Accrual Period; and

(v) to Lender, any unpaid interest or Obligations on the Loan Balance for such Accrual Period.

(b) On the Termination Date or Final Maturity Date, Borrowers shall pay to Lender in full, the Required Final Principal Payment, plus all accrued and due interest.

LOAN AND SECURITY AGREEMENT

(c) In the event that the payments made by Borrowers under Section 2.4(a) are insufficient for payment of the amounts due to Lender as set forth in Section 2.4(a), Borrowers shall pay an amount equal to the extent of such insufficiency either (i) through an Advance hereunder on such Payment Date if there is sufficient Availability for such Advance, or (ii) if insufficient Availability then exists, from a wire transfer of immediately available funds by Borrowers within five (5) Business Days of written request by Lender (email shall suffice).

(d) Notwithstanding anything to the contrary contained in this Section 2.4, following the occurrence and during the continuance of an Event of Default, Lender shall have the immediate right to direct and to apply all funds in the Collateral Accounts and any other collections and amounts received of every description payable to Borrowers, to the Obligations in such order and in such manner as Lender shall elect in its sole discretion; provided; however, any amounts payable pursuant to Section 2.4(a)(i) will be paid first and prior to any payments Lender may choose to make pursuant to this Section 2.4(c).

(e) Borrowers absolutely and unconditionally promise to pay, when due and payable pursuant hereto, principal, interest and all other amounts and Obligations payable, hereunder or under any other Loan Document, without any right of rescission and without any deduction whatsoever, including any deduction for set-off, recoupment or counterclaim, notwithstanding any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of any property or improvements. Except as expressly provided for herein, Borrowers hereby waives setoff, recoupment, demand, presentment, protest, and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under this Agreement and any other Loan Document, all to the extent permitted by law.

2.5	Voluntary Prepayments

(a) The Loan Balance may be voluntarily prepaid only as set forth in this Section 2.5.

(b) Borrowers may prepay in full, all of the Obligations provided that any such prepayment being accompanied by (i) accrued interest on the outstanding principal amount of the Loan being prepaid and (ii) a Prepayment Fee, if applicable, as follows:

(i) 0-12 months from the Closing Date, the Prepayment Fee shall equal six percent (6%) of the Loan Balance being prepaid; and

(ii) Thereafter, the Prepayment Fee shall not apply.

(c) Except as set forth in Section 2.6(b) below, the Obligations may be prepaid in whole by Borrowers on any Business Day prior to the Final Maturity Date. Upon a prepayment in whole by Borrowers, the applicable Obligations to be prepaid as provided in this Section 2.5, as applicable, shall include, without limitation, (i) all of the Advances made prior to such Prepayment Date, less all principal amounts received by Lender in respect of such Advances to the date of prepayment, plus (ii) accrued and unpaid interest on all such Advances to be prepaid on the applicable Prepayment Date, plus (iii) any applicable Prepayment Fees plus (iv) any unpaid fees or expenses required to be paid by Borrowers under this Agreement and all other unpaid Obligations (other than indemnity obligations of Borrowers under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) in relation to such Obligations to be prepaid on the Prepayment Date. Borrowers shall give Lender written notice of the proposed prepayment not less than seven (7) calendar days in advance of the proposed Prepayment Date.

LOAN AND SECURITY AGREEMENT

2.6	Mandatory Prepayments

In addition to and without limiting any provision of any Loan Documents:

(a) If a Change of Control occurs that has not been consented to in writing by Lender prior to the consummation thereof, then on or prior to the fifth Business Day following the date of such Change of Control, Borrowers shall prepay the Loan and all other Obligations (other than, indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) in full in cash together with (i) accrued interest thereon to the date of such prepayment, (ii) all other amounts owing to Lender under the Loan Documents, (iii) an amount equal to the difference between (x) the aggregate amount of interest that would have been due to Lender, for the period from and after the Closing Date to and including the Final Maturity Date based upon the principal amount outstanding immediately prior to and the Applicable Rate in effect as of the date of such prepayment, less (y) the amount of interest actually paid to Lender prior to the date of such prepayment and (iv) the Prepayment Fee that would be due if the date of such prepayment were a Prepayment Date.

(b) If Borrowers, in any transaction or series of related transactions after the Closing Date, without the prior written consent of Lender, (i) sells, transfers, pledges or assigns any receivable or other Collateral (other than as contemplated by this Agreement or in the Ordinary Course of Business), (ii) sells or issues any equity or debt securities of Borrower, Equity Interests in Borrowers or other ownership interests in Borrowers, or (iii) incurs any Indebtedness except for Indebtedness under the Loan Documents, then Borrowers shall deposit 100% (or such lesser amount as is required to indefeasibly pay in cash in full the Obligations (other than indemnity obligations of Borrowers under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending)) of the cash proceeds thereof (net of reasonable transaction costs and expenses and taxes) to the Collateral Accounts, together with the Prepayment Fee that would be due if the date of such prepayment were a Prepayment Date.

(c) In no event shall the Loan Balance exceed the Maximum Commitment Amount. If at any time and for any reason, the Loan Balance exceeds the Maximum Commitment Amount, Borrowers shall promptly, and in any event within five (5) Business Days from notice of such occurrence from Lender, whether or not a Default or Event of Default has occurred or is continuing, prepay the principal balance of the Loan in an amount equal to the difference between the then Loan Balance and the Maximum Commitment Amount.

2.7	Payments by Lender; Protective Advances

(a) If any amount required to be paid under any Loan Document remains unpaid beyond any applicable cure period, then such amount may be paid by Lender, which payment shall be deemed a request for an Advance under the Loan as of the date such payment is due, and Borrowers irrevocably authorize disbursement of any such funds to Lender, by way of direct payment of the relevant amount, interest or Obligations in accordance with Section 2.4 without necessity of any demand whether or not a Default or Event of Default has occurred or is continuing. No payment or prepayment of any amount by Lender or any other Person shall entitle any Person to be subrogated to the rights of Lender under any Loan Document, unless and until the Obligations (other than indemnity obligations of Borrowers under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been fully performed and paid indefeasibly in cash, the Maximum Commitment Amount has been terminated and this Agreement has been terminated. Any sums expended or amounts paid by Lender as a result of Borrowers’ failure to pay, perform or comply with any Loan Document or any of the Obligations may be charged to Borrowers’ account as an Advance under the Loan and added to the Obligations and shall bear interest at the Applicable Rate from the date such Advance is made by Lender until it is repaid. Lender shall provide at least five (5) Business Days’ written notice (email shall suffice) to Borrowers of any payment made by Lender pursuant to this Section 2.7(a).

LOAN AND SECURITY AGREEMENT

(b) Notwithstanding any provision of any Loan Document, Lender, in its sole discretion shall have the right, but not any obligation, at any time that Borrowers fail to do so, and from time to time, with at least five (5) Business Days’ written notice (email shall suffice) to Borrowers, to: (i) discharge (at Borrowers’ expense) taxes or Liens affecting any of the Collateral that have not been paid in violation of any Loan Document or that jeopardize Lender’s Lien priority in the Collateral, including any underlying collateral securing any receivables; (ii) make any payment, defend or protect the interests of Borrowers or its Lien interests in any receivable subject to any litigation or other proceeding or any overt threat of litigation; or (iii) make any other payment (at Borrowers’ expense) for the administration, servicing, maintenance, preservation or protection of the Collateral, including any underlying collateral securing any receivable (each such advance or payment set forth in the foregoing clauses (i), (ii) and (iii) above, a “Protective Advance”). Lender shall be reimbursed for all Protective Advances pursuant to Section 2.4(a) and any Protective Advances shall bear interest at the Applicable Rate from the date the Protective Advance is paid by Lender until it is repaid. No Protective Advance by Lender shall be construed as a waiver by Lender of any Default, Event of Default or any of the rights or remedies of Lender. Lender shall provide at least five (5) Business Days’ written notice (email shall suffice) to Borrowers of any Protective Advance made by Lender pursuant to this Section 2.7.

2.8	Grant of Security Interest; Collateral

(a) The Parties hereto intend that this Agreement constitute a security agreement and the transactions effected hereby constitute a secured loan by Lender to Borrowers under Applicable Law. To secure the payment and performance of the Obligations, subject to Permitted Liens, Borrower, hereby grants to Lender a valid, perfected and continuing first priority Lien upon all of such Borrower’s right, title and interest, whether now owned or existing or hereafter from time to time acquired or coming into existence, in, to and under, all of Borrowers’ assets, including but not limited to the following (collectively, the “Collateral”):

(i) all receivables and all amounts due or to become due in the ordinary course of Borrowers’ business, including but not limited to all the receivables pursuant to that certain agreement between Manufacturing and Twinlabs Consolidation Corporation dated as of February 10, 2020, as amended or extended;

LOAN AND SECURITY AGREEMENT

(ii) the Collateral Accounts and all funds and other property credited to the Collateral Accounts, provided, however, that any amounts transferred or paid out of the Collateral Accounts in accordance the terms of this Agreement shall be transferred free and clear of the Lien imposed by this Agreement;

(iii) all security interests, Liens, guarantees and other encumbrances in favor of or assigned or transferred to Borrowers in the other receivables; and

(iv) all Accounts, General Intangibles, Chattel Paper, Instruments, Documents, Goods, money and any rights to the payment of money or other forms of consideration of any kind, Deposit Accounts (as defined in the Article 9 of the UCC), investment property, letters of credit, Letter-of-Credit Rights, Contract Rights, Contracts, Supporting Obligations, Equipment, Inventory, Fixtures, Computer Hardware, Software, securities, Permits, and intellectual property;

(v) all other personal property and other types of property and assets of Borrowers (except as limited in clause (iv) above);

(vi) all security interests, Liens, guarantees and other encumbrances in favor of or assigned or transferred to Borrowers; and

(vii) all Proceeds of all of the foregoing and all other types of property of Borrowers (except as limited in clause (ii) and (iv) above); provided, however, that any payments made by Borrowers permitted in Article 2 or Article 7 hereof are made free and clear of the Lien granted pursuant to this Agreement or any other Loan Document.

(b) Borrowers shall promptly notify Lender of any commercial tort claims, aside from those arising out of Borrowers’ Ordinary Course of Business, related to any Collateral in which Borrowers have an interest arising after the Closing Date, and shall provide all necessary information concerning each such commercial tort claim and take all necessary action with respect thereto to grant and perfect a first priority Lien thereon in favor of Lender.

(c) Borrowers has full right and power to grant to Lender a perfected, first priority Lien on the Collateral pledged by it pursuant to this Agreement, subject to Permitted Liens. Upon the execution and delivery of this Agreement, and upon the filing of the necessary financing statements and other documents and the taking of all other necessary action, Lender will have a valid and first priority perfected Lien on the Collateral, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person other than Permitted Liens. As of the Closing Date and thereafter until all Obligations under the Loan Documents have been paid in full to Lender, no financing statement naming a Borrowers as debtor and describing any of the Collateral is, or will be, on file in any public office, except those naming Lender as secured party and those related to the Permitted Liens. As of the Closing Date and thereafter until all Obligations under the Loan Documents have been paid in full to Lender, Borrowers is not, and will not be, a party to or otherwise bound by any agreement, document or instrument that conflicts with this Section 2.8.

LOAN AND SECURITY AGREEMENT

(d) Borrowers hereby authorize Lender to prepare and file financing statements provided for by the UCC and to take such other action as may be required, in Lender’s sole judgment, in order to perfect and to continue the perfection of Lender’s Lien on the Collateral pledged by it, in each case at the expense of Borrowers, unless prohibited by law and subject to Permitted Liens.

(e) Lender shall terminate any UCC financing statements after all of the Obligations hereunder have been paid in full and the Loan is terminated in accordance with this Agreement.

(f) The grant under this Section does not constitute and is not intended to result in a creation or an assumption by Lender of any obligation of Borrowers or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (i) Borrowers shall remain liable under such receivables to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by Lender of any of its rights in the Collateral shall not release the applicable Borrowers from any of their duties or obligations under the Collateral and (iii) Lender shall not have any obligations or liability under the Collateral by reason of this Agreement, and Lender shall not be obligated to perform any of the obligations or duties of Borrowers thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(g) Notwithstanding the foregoing grant of security interest, no account, instrument, chattel paper or other obligation or property of any kind due from, owned by or belonging to a Sanctioned Person shall be Collateral.

2.9	Collateral Administration

(a) All tangible Collateral (except Collateral in the possession of Lender) will at all times be kept by Borrowers at the principal offices of Borrowers and shall not, without thirty (30) calendar days prior written notice to Lender, be moved therefrom to another location as specified in such notice, and in any case shall not be moved outside the continental United States. All receivables constituting Collateral shall, regardless of their location, be deemed to be under Lender’s dominion and control and the related receivable documents shall be deemed to be in Lender’s possession and control. Any of Lender’s officers, employees, representatives or agents shall have the right upon reasonable written notice (email shall suffice), at any time during normal business hours, in the name of Lender or any designee of Lender, to verify the validity, amount or any other matter relating to the Collateral. Borrowers shall cooperate fully with Lender in an effort to facilitate and promptly conclude such verification process. In addition to any provision of any Loan Document, Lender shall have the right at all times after the occurrence and during the continuance of an Event of Default (i) to notify Account Debtors that all receivables of Borrowers including, if to Account Debtors, their receivables have been assigned to Lender and that all collections from such receivables shall be paid directly to Lender, and (ii) to charge Borrowers for any collection costs and expenses, including reasonable attorney’s fees, incurred by Lender.

(b) As and when determined by Lender in its sole discretion, Lender will perform the searches described in clauses (i) and (ii) below against Borrower: (i) UCC searches with the Secretary of State and local filing offices of each jurisdiction where such Borrowers is organized; (ii) judgment, federal tax lien and corporate and partnership tax lien searches, in each jurisdiction where Borrowers maintains its jurisdiction of organization, executive offices, a place of business or any assets; and (iii) U.S. Bankruptcy court searches.

LOAN AND SECURITY AGREEMENT

(c) Borrowers shall keep accurate and complete records of the Collateral, and all payments and collections thereon and shall submit such records to Lender on such periodic basis as Lender may request in writing (email shall suffice) in its reasonable discretion. Upon the receipt of written notice from Lender following the occurrence and continuation of an Event of Default, Borrowers shall cooperate and cause Borrowers to cooperate with Lender, and if Lender elects to attach or associate in electronic format a notation, legend, stamp or other identification to all or any portion of the Collateral to evidence the pledge thereof to Lender, such notation, legend, stamp or other identification shall be in form and substance acceptable to Lender in its sole discretion.

2.10	Power of Attorney

BORROWERS HEREBY AGREES AND ACKNOWLEDGES THAT LENDER IS HEREBY IRREVOCABLY MADE, CONSTITUTED AND APPOINTED THE TRUE AND LAWFUL ATTORNEY FOR SUCH BORROWERS (WITHOUT REQUIRING LENDER TO ACT AS SUCH) COUPLED WITH AN INTEREST, WITH FULL POWER OF SUBSTITUTION TO DO THE FOLLOWING ONLY UPON THE OCCURANCE AND CONTINUATION OF AN EVENT OF DEFAULT (AS DEFINED IN ARTICLE VIII), IF NOT REMDEDIED BY BORROWERS WITHIN ANY APPLICABLE GRACE OR CURE PERIOD: (i) indorse the name of Borrowers upon any and all checks, drafts, money orders and other instruments for the payment of money that are payable to Borrowers and constitute collections on the receivables; (ii) execute and/or file in the name of Borrowers any financing statements, amendments to financing statements, schedules to financing statements, releases or terminations thereof, assignments, instruments or documents that Borrowers are obligated to execute and/or file under any of the Loan Documents (to the extent Borrowers fail to so execute and/or file any of the foregoing within five (5) Business Days of Lender’s request or the time when Borrowers are otherwise obligated to do so); (iii) execute and/or file in the name of Borrowers, assignments, instruments, documents, schedules and statements that it is obligated to give Lender under any of the Loan Documents (to the extent Borrowers fail to so execute and/or file any of the foregoing within five (5) Business Days of Lender’s request or the time when Borrowers are otherwise obligated to do so); (iv) to make all necessary transfers of Collateral in connection with any sale or other disposition made pursuant hereto, (v) to execute and deliver for value appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, Borrowers thereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder pursuant hereto and in accordance herewith and (vi) do such other and further acts and deeds in the name of Borrowers that Lender may deem necessary to make, create, maintain, continue, enforce or perfect Lender’s Lien on or rights in any Collateral. In addition, if Borrowers breach their obligation hereunder to direct payments of any Collateral to the Collateral Accounts, then Lender, as the irrevocably made, constituted and appointed true and lawful attorney for such Person pursuant to this paragraph, may, by the signature or other act of any of Lender’s officers or authorized signatories (without requiring any of them to do so), direct any federal, state or private payor or fiscal intermediary to pay proceeds of any other Collateral to the Collateral Accounts or another account designated in writing by Lender.

LOAN AND SECURITY AGREEMENT

2.11	Collateral Accounts

(a) Collateral Accounts. Deposits made into the Collateral Accounts shall be limited to amounts deposited therein by Borrowers, any of Borrowers’ Subsidiaries, or any Account Debtor in accordance with this Agreement.

(b) Withdrawals from the Collateral Accounts. Borrowers shall have the right to withdraw or order a transfer of funds from each Collateral Account in the Ordinary Course of Business consistent with past practices of Borrowers, in accordance with the terms and provisions of this Agreement; provided, however, if an Event of Default occurs, no withdrawals will be allowed from the Collateral Accounts except in accordance with Section 2.4. On each Payment Date, amounts in the Collateral Accounts shall be applied by the Borrowers to make the payments and disbursements described in Section 2.4 and this Section 2.12. Borrowers agree to provide Lender with on-line access to view account related activity such as deposits to and withdrawals from each Collateral Account within one (1) business day of Lender’s written request (email shall suffice), and to ensure that Lender has uninterrupted on-line access to the Collateral Accounts until the Final Maturity Date.

2.12	Additional Consideration

(a) As a material inducement for Lender to provide the Term Loan Advance and enter into this Agreement, and as additional consideration for Lender to enter into this Agreement and the Loan Documents, Borrowers shall grant, assign, and deliver to Lender, Group’s initial public offering common stock (the “IPO Stock”) in an amount equal to seventy-five percent (75%) of the highest Loan Balance occurring from the Closing Date through and until Group’s initial public offering. Borrowers shall cause the IPO Stock to be transferred to the Lender at the time of the initial public offering at the initial public offering price per share in accordance with that certain future equity issuance agreement dated as of the Closing Date by and between Group and Lender (the “Share Issuance Agreement”).

(b) In the event that (i) Borrowers’ initial public offering does not occur at least one (1) month prior to the Final Maturity Date, and (ii) during the term of the Agreement Borrowers borrowed an aggregate sum of at least One Million Two Hundred Thousand Dollars ($1,200,000.00) from Lender, (including the funds paid to Borrowers pursuant to the Factoring Agreement), then Borrowers shall create and grant to Lender, a warrant allowing for Lender to purchase up to ten percent (10%) of Group’s equity, at par value (the “Warrant”).

III.	FEES AND OTHER CHARGES

3.1	Lawful Limits

In no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the interest and other charges paid or agreed to be paid to Lender, for the use, forbearance or detention of money hereunder exceed the maximum rate permissible under Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If, due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such limit, then the obligation to be so fulfilled shall be reduced to such lawful limit, and, if Lender shall have received interest or any other charges of any kind which might be deemed to be interest under Applicable Law in excess of the Maximum Rate, then such excess shall be applied first to any unpaid fees and charges hereunder, then to unpaid principal balance owed by Borrowers hereunder, and if the then remaining excess interest is greater than the previously unpaid principal balance, Lender shall promptly refund such excess amount to Borrowers in an account designated by the Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate. The terms and provisions of this Section 3.1 shall control to the extent any other provision of any Loan Document is inconsistent herewith.

LOAN AND SECURITY AGREEMENT

IV.	CONDITIONS PRECEDENT

4.1	Conditions to Closing

(a) As of the Closing Date, the obligations of Lender to consummate the transactions contemplated herein are subject to the satisfaction (or waiver), in the sole judgment of Lender, of the following:

(i) (A) Borrowers shall have delivered to Lender the Loan Documents to which it or any Affiliate of Borrowers is a party, each duly executed by a Responsible Officer of such Borrowers and the other parties thereto, and (B) each other Person shall have delivered to Lender the Loan Documents to which it is a party, each duly executed and delivered by such Person and the other parties thereto;

(ii) all in form and substance satisfactory to Lender in its sole discretion, Lender shall have received (A) a report of UCC financing statement, tax and judgment lien searches performed with respect to Borrowers in each jurisdiction determined by Lender, and such report shall show no Liens on the Collateral (other than Permitted Liens), (B) each document (including, without limitation, any UCC financing statement) required by any Loan Document or requested by Lender to be filed, registered or recorded to create in favor of Lender a first priority and perfected security interest upon the Collateral, (C) evidence of release and termination of any and all Liens and/or UCC financing statements in, on, against or with respect to any of the Collateral (other than Permitted Liens) and (D) evidence of each such filing, registration or recordation and of the payment by Borrowers of any necessary fee, tax or expense relating thereto;

(iii) Lender shall have received (A) the Organizational Documents of Borrowers, all in form and substance acceptable to Lender in its reasonable discretion, (B) a certificate of the secretary or assistant secretary of Borrowers in his or her capacity as such and not in his or her individual capacity dated the Closing Date, as to the incumbency and signature of the Persons executing the Loan Documents on behalf of such Person in form and substance acceptable to Lender in its sole discretion, and (C) resolutions from Borrowers authorizing the underlying transaction;

LOAN AND SECURITY AGREEMENT

(iv) Lender shall have received a performance certificate from the chief financial officer (or, in the absence of a chief financial officer, the chief executive officer) of Borrower, in his or her capacity as such and not in his or her individual capacity, in form and substance satisfactory to Lender in its sole discretion (each, a “Performance Certificate”), certifying as to each Borrower that as of the Closing Date (A) it is able to perform and meet its obligations, after giving effect to the transactions and the Indebtedness contemplated by the Loan Documents, and (B) it has the financial resources and anticipated ability to meet its obligations and liabilities as they become due;

(v) Lender shall have received (or is satisfied that it will receive simultaneously with the funding of the Term Loan Advance) all charges and expenses due and payable to Lender on or prior to the Closing Date pursuant to the Loan Documents;

(vi) Lender shall have received the Guaranty;

(vii) Lender shall have received the Corporate Guaranty;

(viii) no Event of Default shall have occurred and be continuing; and

(ix) such other documents and items as Lender deems necessary in its reasonable discretion.

(b) Immediately after the Closing Date without any delay, but no later than twenty (20) Business Days after the Closing Date, Lender shall have been added as an additional loss payee on any insurance policies providing coverage to Borrowers or any of their Subsidiaries for any employee dishonesty, fraud, theft or similar types of malfeasance, whether currently or hereafter existing (in each case, an “Insurance Policy”), including without limitation any fidelity bond coverage or errors and omissions insurance.

4.2	[Reserved].

V.	REPRESENTATIONS AND WARRANTIES

Each Borrower represents, warrants and covenants with respect to itself, as of the Closing Date, and as of each day that any Obligations are owed by Borrowers under the Loan Documents as follows:

5.1	Organization and Authority

(a) Such Borrower is duly organized, validly existing and in good standing under the laws of its state of organization. Such Borrower (a) has all requisite power and authority to own its properties and assets (including, without limitation, the Collateral) and to carry on its business as now being conducted and as contemplated in the Loan Documents, and (b) is duly qualified to do business in the jurisdictions set forth in Schedule 2 attached hereto, which are all of the jurisdictions in which failure to so qualify could reasonably be likely to have or result in a Material Adverse Effect. Such Borrower has all requisite power and authority (i) to execute, deliver and perform the Loan Documents to which it is a party, (ii) to consummate the transactions contemplated under the Loan Documents to which it is a party, and (iii) to grant the Liens with regard to the Collateral pursuant to the Security Documents to which it is a party. Such Borrower has all requisite power and authority to borrow hereunder. Such Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor controlled by such an “investment company.” No transaction contemplated in this Agreement or the other Loan Documents requires compliance with any bulk sales act or similar law.

LOAN AND SECURITY AGREEMENT

5.2	Loan Documents

(a) The execution, delivery and performance by Borrowers of the Loan Documents to which Borrowers are a party, and the consummation by Borrowers of the transactions contemplated thereby, (a) have been duly authorized by all requisite action of Borrowers and have been duly executed and delivered by Borrowers; (b) do not violate any provisions of (i) any Applicable Law or, order of any Governmental Authority binding on Borrowers or any of their properties in any material respect, or (ii) the operating agreement and/or shareholder agreement (or any other equivalent governing agreement or document) of Borrowers, or any agreement between such Borrowers and their equity owners or among any such equity owners; (c) are not in conflict with, and do not result in a breach or default of or constitute an event of default, or an event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in a conflict, breach, default or event of default under, any indenture, agreement or other instrument to which Borrowers are a party, or by which the properties or assets of Borrowers are bound, the effect of which is reasonably expected to have or result in a Material Adverse Effect; (d) except as set forth herein or therein, will not result in the creation or imposition of any Lien of any nature upon any of the properties or assets of Borrowers, and (e) except for filings in connection with the perfection of Lender’s Liens, do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person that has not been obtained. When executed and delivered, each of the Loan Documents will constitute the legal, valid and binding obligation of Borrowers, enforceable against Borrowers in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity (whether in a proceeding at law or in equity).

5.3	Subsidiaries, Capitalization and Ownership Interests

Borrowers have no Subsidiaries as of the Closing Date except those set forth on Schedule 1. 62% of the outstanding equity interest in Group are directly owned (both beneficially and of record) by Guarantor. The outstanding ownership or voting interests of Borrowers have been duly authorized and validly issued. Schedule 1 attached hereto, lists all beneficiaries, managers or managing members or directors of Borrowers as of the Closing Date. Except as disclosed pursuant to Section 5.16, Borrowers do not own (i) any investment property, (ii) real property, or (ii) own any interest or participate or engage in any joint venture or partnership or similar arrangements with any Person. Except as set forth in Schedule 1 attached hereto, no other Person owns any of the outstanding Equity Interest of Borrowers.

5.4	Properties

Borrowers are the lawful owner of, and has good title to, the Collateral applicable to such Borrower, free and clear of any Liens (other than the Lien of this Agreement and any Permitted Liens).

LOAN AND SECURITY AGREEMENT

5.5	Other Agreements

Borrowers are not (a) a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which is reasonably expected to have a Material Adverse Effect on its ability to execute and deliver, or perform under, any Loan Document or to pay the Obligations or (b) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, document or instrument to which it is a party or to which any of its properties or assets are subject, which default, if not remedied within any applicable grace or cure period, is reasonably expected to have or result in a Material Adverse Effect, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period is reasonably expected to have or result in a Material Adverse Effect.

5.6	Litigation

Except as set forth in Schedule 5 attached hereto, as may be updated in accordance with this Agreement, Borrowers are (a) not a party to any material pending or threatened action, suit, proceeding or investigation against Borrowers. Furthermore, Borrowers do not have any reason to believe that any material action, suit, proceeding or investigation may be brought or threatened against its business or involving any significant portion of the Collateral, (b) Borrowers are not a party or subject to any order, writ, injunction, judgment or decree of any Governmental Authority, nor is there any action, suit, proceeding, inquiry or investigation by any Governmental Authority, in either case, that could reasonably be expected to prevent or materially delay the consummation by Borrowers of the transactions contemplated herein, and (C) Borrowers do not have any existing accrued and/or unpaid penalties, fines or sanctions imposed by and owing to any Governmental Authority or any other governmental payor.

5.7	Financial Statements and Reports

Any financial statements and financial information relating to Borrowers that may hereafter be delivered to Lender by Borrowers (a) are consistent with the books of account and records of Borrowers, (b) have been prepared, on a consistent basis throughout the indicated periods, except that the financial statements contain no footnotes or year-end adjustments, and except as otherwise provided in Section 6.1(a) hereof, and (c) present fairly in all material respects the financial condition, assets and liabilities and results of operations of Borrowers at the dates and for the relevant periods indicated. Borrowers did not have any material obligations or liabilities of any kind required to be disclosed therein that are not disclosed in such financial statements, and since the date of the most recent financial statements submitted to Lender pursuant to Section 6.1, there has not occurred any Material Adverse Effect.

LOAN AND SECURITY AGREEMENT

5.8	Compliance with Law

Borrowers (a) are in compliance with all Applicable Laws, and (b) is not in violation of any order of any Governmental Authority or other board or tribunal, except, in the case of both (a) and (b), where noncompliance or violation is not reasonably expected to have or result in a Material Adverse Effect. Borrowers have not received any notice that Borrowers are not in material compliance in any respect with any of the requirements of any of the foregoing. Borrowers have not established and do not maintain or contribute to any “benefit plan” that is covered by Title IV of Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder (“ERISA”). Borrowers have maintained in all material respects all records required to be maintained by any applicable Governmental Authority. Since its formation, Borrowers have not engaged, directly or indirectly, in any business other than the activities set forth herein and the other Loan Documents.

5.9	Licenses and Permits

Borrowers are in compliance with and has all Permits necessary or required by Applicable Law or any Governmental Authority for the operation of their respective business as presently conducted and as proposed to be conducted, except where noncompliance, violation or lack thereof is not reasonably expected to have or result in a Material Adverse Effect.

5.10	No Default;

There does not exist any Default or Event of Default.

5.11	Disclosure

No Loan Document nor any other agreement, document, certificate, or statement furnished to Lender and prepared by or on behalf of Borrowers in connection with the transactions contemplated by the Loan Documents, nor any representation or warranty made by Borrowers in any Loan Document, contains any untrue statement of material fact or omits to state any fact necessary to make the factual statements therein taken as a whole not materially misleading in light of the circumstances under which it was furnished or made. There is no fact known to Borrowers which has not been disclosed to Lender in writing which is reasonably expected to have or result in a Material Adverse Effect.

5.12	Existing Indebtedness; Investments, Guarantees and Certain Contracts

Borrowers do not (a) have any outstanding Indebtedness, except Indebtedness under the Loan Documents, (b) Indebtedness incurred in the Ordinary Course of Business consistent with past practices of Borrowers (c) Indebtedness specified on Schedule 6, or (d) own or hold any equity investments in any Person, or have any outstanding guarantees for, the obligations of any other Person, except as permitted under Section 7.2 and 7.14.

5.13	Affiliated Agreements

Except for the Loan Documents or except as approved in writing by Lender, there are no existing or proposed agreements or transactions between Borrowers, on the one hand, and Guarantor’s or Borrowers’ other Affiliates on the other hand.

LOAN AND SECURITY AGREEMENT

5.14	Names; Location of Offices, Records and Collateral

(a) Borrowers nor any of their predecessors have conducted business under or used any name (whether corporate, partnership, or assumed) other than as shown in Schedule 2 attached hereto. Within five (5) business days after Borrowers making any change in their name, identity or organizational structure which would make any financing statement or continuation statement filed in accordance with this Agreement seriously misleading within the meaning of the UCC as in effect in the applicable State, Borrowers shall give Lender notice of any such change, and within five (5) business days after such change shall authorize, execute and file such financing statements or amendments as may be necessary to continue the perfection of the Lender’s security interest in the receivables of Borrowers and the proceeds thereof.

(b) Borrowers maintain and since inception, its predecessors maintained, respective places of business and chief executive offices only at the locations set forth (i) as of the Closing Date on Schedule 2 attached to this Agreement, or (ii) after the Closing Date, Borrowers shall give the Lender prior written notice of at least 60 days before any relocation of any office from which Borrowers keep records or of their principal executive office or their jurisdiction of organization and whether, as a result of such relocation, the applicable provisions of the UCC would require the filing of any amendment of any previously filed financing or continuation statement or of any new financing statement and within 60 days after such relocation shall authorize, execute and file such financing statements or amendments as may be necessary to continue the perfection of the interest of the Lender in such receivables and the proceeds thereof. All of the Collateral is located only in the continental United States.

5.15	Deposit Accounts

Schedule 3 attached hereto lists all Deposit Accounts of Borrowers. Borrowers have not pledged, or assigned, or entered into an account control agreement with respect to any Collateral Accounts, other than in accordance with the terms of this Agreement. Each Collateral Account is a “deposit account” as defined in the relevant UCC.

5.16	Non-Subordination

The Obligations are not subordinated in any way to any other obligations of Borrowers or to the rights of any other Person except as set forth in Section 7.2 and 7.14.

5.17	[Reserved].

5.18	[Reserved].

5.19	Legal Investments; Use of Proceeds

Borrowers are not engaged in the business of extending credit for the purpose of purchasing or carrying any “margin stock” or “margin security” (within the meaning of Regulations T, U or X issued by the Board of Governors of the Federal Reserve System), and no proceeds of the Loan will be used to purchase or carry any margin stock or margin security or to extend credit to others for the purpose of purchasing or carrying any margin stock or margin security.

LOAN AND SECURITY AGREEMENT

5.20	Broker’s or Finder’s Commissions

No broker’s, finder’s or placement fee or commission or similar compensation will be payable, directly or indirectly, to any broker or agent or other person by Borrowers or any of their officers, directors or agents with respect to the Loan or the transactions contemplated by this Agreement. Borrowers agree to indemnify Lender and hold it harmless from and against any claim, demand or liability for broker’s, finder’s or placement fees or similar commissions or compensation, whether or not payable by Borrowers, alleged to have been incurred in connection with such transactions, other than any broker’s or finder’s fees payable to Persons engaged by Lender without the knowledge of Borrowers.

5.21	Anti-Terrorism; OFAC; AML

(a) For purposes of this Section and Section 7.10 below, each of the following terms have the following meanings: (i) “Transaction Person” includes Borrowers; any Subsidiary of Borrowers; any other Person controlling or controlled by a Borrower; any Person having a beneficial interest in a Borrower; any Person for whom Borrowers are acting as agent or nominee in connection with this Loan transaction; and any of the respective officers, directors and employees of Borrowers; (ii) “Sanctions” means any economic sanctions law, regulation, Executive Order, program or list administered or enforced by the OFAC or the U.S. Department of State, including without limitation 31 C.F.R. Parts 500 to 597, Section 1 of EO 13224 and OFAC’s Specially Designated Nationals and Blocked Persons List (“SDN List”); (iii) “EO 13224” means Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001); (iv) “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56 (signed into law October 26, 2001), as amended; (v) “Sanctioned Person” means any Person (1) named on the SDN List or other sanctions-related list maintained or administered by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, or any European Union member state; (2) any Person located, organized or resident in a Sanctioned Country; or (3) any Person owned or controlled by any such Person; and (vi) “Sanctioned Country” means country or territory that is, or whose government is, the subject of comprehensive Sanctions (currently including, without limitation, Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine).

(b) No Transaction Person (i) is a Sanctioned Person; (ii) engages or has engaged in any dealings or transactions prohibited by Section 2 of EO 13224 or, to the knowledge of Borrowers, is otherwise a known associate based on publicly available information with any such Sanctioned Person in any manner that violates Section 2 of EO 13224; or (iii) to the knowledge of Borrower, is located, organized or resident in a Sanctioned Country.

(c) To the knowledge of Borrowers, no part of the proceeds of the Loan will be used by such Borrowers or lent, contributed or otherwise made available to any other Person, directly or indirectly (i) to fund any activities or business of or with any Sanctioned Person or in any Sanctioned Country or (ii) in any other manner that would result in a violation of any Sanctions by Lender or any other Person.

LOAN AND SECURITY AGREEMENT

(d) To the knowledge of Borrowers, (i) no part of the proceeds of the Loan will be used, directly or indirectly, for any payments (1) to fund or facilitate any for money laundering or terrorist financing activities or business; or (2) in any other manner that would cause or result in violation of Patriot Act laws, rules or regulations, and (ii) after due inquiry by Borrowers, the Collateral owned by it does not include any asset that may cause or result in a violation of Patriot Act laws, rules or regulations.

(e) To the knowledge of Borrowers, no part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any officer or employee of a foreign government or any department, agency or instrumentality thereof, or of a public international organization, or of any political party, or any person acting in an official capacity for or on behalf of such government or department, agency, instrumentality, political party, or public international organization, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act , as amended (“FCPA”) (15 U.S.C. §§78dd-1, et. seq.) or any other applicable law, rule or regulation prohibiting bribery or corruption, including those of countries other than the United States.

(f) Borrowers acknowledge by executing this Agreement that Lender has notified Borrowers that, pursuant to Lender’s compliance with requirements relating to the Patriot Act, Lender may be required to obtain, verify and record such information as may be necessary to identify Borrowers, or any Person owning twenty-five percent (25.00%) or more of the Equity Interests of Borrowers (including, without limitation, the name and address of such Person) in accordance with the Patriot Act.

5.22	Security Interest

Borrowers have full right and power to grant to Lender a perfected, first priority security interest and Lien on the Collateral pursuant to this Agreement, subject to the following sentence. Upon the execution and delivery of this Agreement, and upon the filing of the necessary financing statements and/or appropriate filings and/or delivery of the necessary certificates evidencing an equity interest, control and/or possession, as applicable, without any further action, Lender will have a good, valid and first priority (other than with respect to property or assets covered by Permitted Liens) perfected Lien and security interest in the Collateral, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person except as set forth in Section 7.2. As of the Closing Date, no financing statement relating to any of the Collateral is on file in any public office except those on behalf of Lender and those related to the Permitted Liens. As of the Closing Date, Borrowers are not party to any agreement, document or instrument that conflicts with this Section 5.22.

5.23	Taxes

Borrowers have filed or caused to be filed all federal, State, local and foreign tax returns that are required to be filed by it or, where necessary, obtained the requisite extension to file same. Borrowers have paid or made adequate provisions for the payment of all federal, State, local and foreign Taxes and all assessments made against it or any of its property, and no Tax lien has been filed and, to Borrowers’ knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge in each case to the extent that they are reasonably likely to result in a Material Adverse Effect.

LOAN AND SECURITY AGREEMENT

5.24	Tradenames

Borrowers have no trade names, fictitious names, assumed names or “doing business as” names or other names under which it is doing business.

5.25	Survival

Borrowers hereby make the representations and warranties made by it herein with the knowledge and intention that Lender is relying and will rely thereon. All such representations and warranties will survive the execution and delivery of this Agreement, the Closing.

VI.	AFFIRMATIVE COVENANTS

Borrowers hereby covenant and agree that, unless otherwise consented to by Lender in writing in its sole discretion, until the full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations (other than indemnity obligations of the Borrowers under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending), the termination of the Maximum Commitment Amount and termination of this Agreement:

6.1	Financial Statements, Reports and Other Information

(a) Financial Reports and Compliance Certificate. Upon Lender’s request, Borrowers shall furnish to Lender (i) as soon as available and, in any event, within forty-five (45) calendar days after the end of each quarter, unaudited monthly financial statements of Borrowers on a consolidated basis consisting of a balance sheet and statements of income as of the end of the immediately preceding fiscal quarter, certified as true, accurate and complete by a senior responsible officer of Borrowers, and (ii) one hundred eighty (180) calendar days after the end of each fiscal year thereafter, financial statements of Borrowers and their Subsidiaries on a consolidated and consolidating basis, including the notes thereto, consisting of a balance sheet at the end of such completed fiscal year and the related statements of income, retained earnings, cash flows and owners’ equity for such completed fiscal year. With each financial statement, Borrowers shall also deliver a compliance certificate executed by a Responsible Officer of Borrowers in the form satisfactory to Lender stating that (1) such person has reviewed the relevant terms of the Loan Documents and the condition of Borrowers, and (2) no Default or Event of Default has occurred or is continuing or, if any of the foregoing has occurred or is continuing, specifying the nature and status and period of existence thereof and the steps taken or proposed to be taken with respect thereto.

(b) Servicing Reports. As soon as available, and in any event not later than the twenty-first (21st) day following each calendar quarter, Borrowers shall deliver to Lender a Quarterly Servicing Report, in computer file form reasonably accessible and usable by Lender showing, as of the end of the immediately preceding calendar quarter, with respect to all Collateral, in the form satisfactory to Lender, including a summary of all cash receipts during the immediately preceding calendar quarter with respect to the receivables pledged as Collateral, and such other matters as Lender may from time to time reasonably request, all prepared by Borrowers and certified as to being true, correct and complete in all material respects.

LOAN AND SECURITY AGREEMENT

(c) Notices. Borrowers shall promptly, and in any event within five (5) Business Days after the occurrence thereof, notify Lender in writing of (i) any notices Borrowers have received of any material claims, offsets or disputes asserted by any Account Debtor with respect to the Collateral or receivables; (ii) any pending legal action, litigation, suit, investigation, arbitration, dispute resolution proceeding or administrative or regulatory proceeding brought, initiated or threatened in writing by or against Borrowers or otherwise affecting or involving or relating to such Borrowers or any of its properties or assets that questions or challenges the validity or enforceability of this Agreement or any of the other Loan Documents or any action to be taken in connection with the transactions contemplated hereby or thereby, that makes a claim or claims in an aggregate in an amount in excess of $125,000, or which, individually or in the aggregate, if adversely determined, would be reasonably likely to have a Material Adverse Effect on Borrowers, (iii) any Default or Event of Default, which notice shall specify the nature and status thereof, the period of existence thereof and what action is proposed to be taken with respect thereto, (iv) any other development, event, fact, circumstance or condition that is reasonably expected to have or result in a Material Adverse Effect, in each case describing the nature and status thereof and the action proposed to be taken with respect thereto, (v) any matter(s) in existence that Borrowers becomes aware of affecting in any material respect the value, enforceability or collectability of the Collateral, (vi) receipt by Borrowers of any material notice or request from any Governmental Authority regarding any liability, (vii) receipt of any notice or document by Borrowers regarding any lease of real property of Borrowers (and such notice shall include a copy of the notice or document), (viii) any lease of real property entered into by Borrowers after the Closing Date, (ix) the filing, recording or assessment of any federal, state, local or foreign tax lien against the Collateral or Borrowers, (x) any action taken or threatened in writing to be taken by any Governmental Authority (or any notice of any of the foregoing) with respect to Borrowers or the Collateral which is reasonably expected to have or result in a Material Adverse Effect, (xi) any change in the corporate name of Borrowers, and/or (xii) the loss, termination or expiration of any contract to which Borrowers are a party or by which Borrowers’ properties or assets are subject or bound that is reasonably expected to have or result in a Material Adverse Effect.

6.2	Payment of Obligations

Borrowers shall make full and timely indefeasible payment in cash of the principal of and interest on the Loan and all other Obligations when due and payable in accordance with this Agreement.

6.3	Conduct of Business and Maintenance of Existence and Assets

Borrowers shall (a) collect all receivables in the ordinary course of business, (b) maintain and keep in full force and effect its existence and all material Permits and qualifications to do business and good standing in its jurisdiction of formation and each other jurisdiction in which the ownership or lease of property or the nature of its business makes such Permits or qualification necessary and (c) remain in good standing and maintain operations in all jurisdictions in which currently located.

LOAN AND SECURITY AGREEMENT

6.4	Compliance with Legal and Other Obligations

Borrowers shall (a) comply with all laws, statutes, rules, regulations, ordinances and tariffs of all Governmental Authorities applicable to their business, assets or operations, (b) pay all taxes, assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind for which Borrowers are liable when due and payable, except liabilities being contested in good faith and against which adequate reserves have been established, (c) perform in accordance with its terms each contract, agreement or other arrangement to which Borrowers are a party or by which it or any of the Collateral is bound, and (d) properly file all reports required to be filed by Borrowers with any Governmental Authority, except under clauses (a), (b), (c), and/or (d) where the failure to comply, pay, file or perform would not reasonably be expected to be, have or result in a Material Adverse Effect.

6.5	Insurance

Borrowers shall keep all of their tangible properties and assets that are insurable properties and assets, if any, adequately insured in all material respects against losses, damages and hazards as are customarily insured against by businesses of similar size engaging in similar activities or lines of business or owning similar assets or properties; all such insurance policies and coverage levels, if any, shall (a) be satisfactory in form and substance to Lender in its sole discretion, (b) name Lender as a loss payee or additional insured thereunder, as applicable, and (c) expressly provide that such insurance policies and coverage levels cannot be altered, amended or modified in any manner which is adverse to Lender, or canceled or terminated without thirty (30) calendar days prior written notice to Lender, and that they inure to the benefit of Lender.

6.6	True Books

Borrowers shall (a) keep true, complete and accurate books of record and account in accordance with commercially reasonable business practices in which true and correct entries are made of all of its dealings and transactions in all material respects; and (b) set up and maintain on its books such reserves with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to Borrowers’ business.

6.7	Inspection; Periodic Audits; Quarterly Review

Borrowers shall permit the representatives of Lender, at the expense of Lender, from time to time (but no more than twice (2) per quarter unless a Default or Event of Default has occurred and is continuing) during normal business hours upon reasonable written notice (email shall suffice), (a) to visit and inspect the offices of Borrowers, offices or properties of Borrowers or any other place where Collateral is located to inspect the Collateral and/or to examine, review and audit all of the books of account, records, reports and other papers of Borrowers relating to the Collateral, (b) to make copies and extracts therefrom, and (c) to discuss Borrowers’ business, operations, prospects, properties, assets, liabilities, condition with its officers and independent public accountants (and by this provision such officers and accountants are authorized to discuss the foregoing) provided, that so long as a Default or an Event of Default has occurred and is continuing or such Event of Default not having been remedied by Borrowers within any applicable grace or cure period, no such notice shall be required. Borrowers shall meet with Lender at least once per quarter, if requested by Lender (which meeting may take place telephonically if requested by Lender), to review solely with respect to the servicing of the receivables its operations, prospects, properties, assets, liabilities, condition and/or performance.

LOAN AND SECURITY AGREEMENT

6.8	Further Assurances; Post Closing

At Borrowers’ cost and expense, Borrowers shall (a) within five (5) Business Days (or such longer period in the case of actions involving third parties as determined by Lender in its sole and absolute discretion) after Lender’s reasonable demand and written notice of same (email shall suffice), take such further actions, obtain such consents and approvals and shall duly execute and deliver such further agreements, assignments, instructions or documents as Lender may reasonably request in its sole discretion in order to effectuate the purposes, terms and conditions of the Loan Documents and the consummation of the transactions contemplated thereby, whether before, at or after the performance and/or consummation of the transactions contemplated hereby or the occurrence and during the continuation of a Default or Event of Default, (b) without limiting and notwithstanding any other provision of any Loan Document, execute and deliver, or cause to be executed and delivered, such agreements and documents, and take or cause to be taken such actions, and otherwise perform, observe and comply with such obligations, as are set forth in any agreement regarding post-closing matters executed by Lender and Borrowers, and (c) upon the exercise by Lender or any of its Affiliates of any power, right, privilege or remedy pursuant to any Loan Document or under Applicable Law or at equity which requires any consent, approval, registration, qualification or authorization of such Person (including, without limitation, any Governmental Authority), execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents that may be so required for such consent, approval, registration, qualification or authorization.

6.9	Payment of Indebtedness

Except as otherwise prescribed in the Loan Documents, Borrowers shall pay, discharge or otherwise satisfy when due and payable (subject to applicable grace periods and, in the case of trade payables, to ordinary course of payment practices) all of its obligations and liabilities, except when the amount or validity thereof is being contested in good faith by appropriate proceedings.

6.10	Other Liens

If Liens other than Permitted Liens shall exist at any time on the Collateral, Borrowers immediately shall take all actions, and execute and deliver all documents and instruments necessary to promptly release and terminate such Liens. Within ten (10) days of discovery of any Lien other than a Permitted Lien, Borrowers shall notify Lender.

6.11	Use of Proceeds

Borrowers shall use the proceeds of the Loan only in accordance with the Approved Use of Loan Proceeds.

LOAN AND SECURITY AGREEMENT

6.12	Collateral Documents; Security Interest in Collateral

On written demand of Lender (email shall suffice), Borrowers shall make available to Lender copies of any and all documents, instruments, materials and other items that relate to, secure, evidence, give rise to or generate or otherwise involve Collateral, including, without limitation, the receivables, in each case to the extent Borrowers have access to such documents, instruments, materials and other items. Borrowers shall (a) execute, obtain, deliver, file, register and/or record any and all financing statements, continuation statements, stock powers, instruments and other documents, or cause the execution, filing, registration, recording or delivery of any and all of the foregoing, that are necessary or required under law or otherwise requested by Lender, in its sole discretion, to be executed, filed, registered, obtained, delivered or recorded to create, maintain, perfect, preserve, validate or otherwise protect Borrowers’ interest in the Collateral and Lender’s perfected first priority (other than with respect to property or assets covered by Permitted Liens) Lien on the Collateral (and Borrowers irrevocably grant Lender the right, at Lender’s option, to file any or all of the foregoing), (b) maintain, or cause to be maintained, at all times, Lender’s perfected first priority (other than with respect to property or assets covered by Permitted Liens) Lien on the Collateral, and (c) defend the Collateral and Lender’s first priority (other than with respect to property or assets covered by Permitted Liens) and perfected Lien thereon against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to Lender, and pay all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) in connection with such defense, which may, at Lender’s discretion, be added to the Obligations, in any event as necessary pursuant to this Agreement.

6.13	Servicing of Collateral

Borrowers shall promptly, but within reason, provide Lender with true and complete copies of all notices, invoices, purchase orders, reports, statements and other documents sent or received by Borrowers in the ordinary course of business.

6.14	[Reserved].

6.15	Collections from Collateral. Borrowers agrees and covenant that Borrowers shall:

(a) Ensure that payments from its receipts and receivable are deposited directly and only into the Collateral Accounts.

(b) Any collections or other proceeds of the Collateral shall be held in trust for the benefit of Lender and deposit such collections into the Collateral Accounts within five (5) Business Days following Borrowers’ receipt thereof;

(c) Prevent the deposit into any Collateral Accounts of any funds other than collections from the Collateral or other funds to be deposited into such Collateral Accounts under this Agreement or the other Loan Documents (provided that, this covenant shall not be breached to the extent that funds are inadvertently deposited into any Collateral Account and are promptly segregated and removed from such Collateral Account); and

(d) Notwithstanding anything to the contrary in this Section 6.15, at any time after the occurrence of an Event of Default, (1) Borrowers hereby authorize Lender to send directions to each Account Debtor of Borrowers to make payments directly to Lender or as otherwise determined by Lender in its sole discretion and (2) Lender shall have the right to notify any Account Debtor (i) that all receivables of Borrowers have been assigned to Lender, (ii) that all collections from such receivables shall be paid directly to Lender, and (iii) that all Account Debtors shall be directed to deliver payments directly to a deposit account established by Lender from time to time.

LOAN AND SECURITY AGREEMENT

6.16	Taxes

Borrowers will file or caused to be filed all tax returns that are required to be filed by it and pay any and all Taxes, including those required to meet the obligations of the Loan Documents. Borrowers will pay when due, cause to be paid when due or make adequate and timely provisions for the payment when due of all federal and State, local and foreign Taxes and all assessments made against it or any of its property, including those required to meet the obligations of the Loan Documents, to the extent failure to pay is reasonably likely to result in a Material Adverse Effect.

VII.	NEGATIVE COVENANTS

Borrowers covenant and agrees that, unless otherwise consented to by Lender in writing in its discretion, until full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations (other than indemnity obligations of Borrowers under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) and termination of this Agreement:

7.1	Indebtedness

Borrowers shall not create, incur, assume or suffer to exist any Indebtedness, except Indebtedness under the Loan Documents, except as set forth in Section 7.2 and 7.14.

7.2	Liens

Borrowers shall not create, incur, assume or suffer to exist any Lien upon, in or against, encumber in any manner to any Person, pledge of, any of the Collateral, whether now owned or hereafter acquired, except as set forth in Section 7.14 and the following (collectively, “Permitted Liens”): (i) Liens under the Loan Documents or otherwise arising in favor of Lender, (ii) any right of set-off granted in favor of any financial institution in respect of Deposit Accounts opened and maintained in the Ordinary Course of Business or pursuant to the requirements of this Agreement, provided, that with respect to any such Deposit Account, Lender has a perfected Lien thereon and control thereof, in form, scope and substance satisfactory to Lender in its sole discretion, (iii) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet delinquent or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of Borrowers in accordance with modified cash basis accounting principles, (iv) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens upon such underlying assets, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith, and (v) those existing Liens that are subordinate to the Loan Documents. Borrowers will promptly notify Lender of the existence of any Lien (other than Permitted Liens) on any portion of Borrowers’ Collateral and Borrowers shall defend the right, title and interest of Lender in, to and under such Collateral, against all claims of third parties.

LOAN AND SECURITY AGREEMENT

7.3	Investments; Investment Property; New Facilities or Collateral; Subsidiaries

Borrowers shall not, directly or indirectly, (a) merge with, purchase, own, hold, invest in or otherwise acquire any Equity Interests of, or any other interest in, all or substantially all of the assets of, any Person or any joint venture, (b) purchase, own, hold, invest in or otherwise acquire any investment property, (ii) Deposit Accounts with financial institutions and investments in the ordinary course of business or as required by this Agreement; provided, that with respect to any such Deposit Accounts, Lender has a perfected Lien thereon and control thereof, in form, scope and substance satisfactory to Lender in its sole discretion and (iii) the indorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business) or (c) make or permit to exist any loan, advances or guarantees to or for the benefit of any Person or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person except as provided in clause (b). Borrowers shall not purchase, lease, own, operate, hold, invest in or otherwise acquire any property or asset or any Collateral that is located outside of the continental United States except as provided in clause (b). Borrowers shall not have any undisclosed Subsidiaries.

7.4	Transactions with Affiliates

No Borrower shall enter into or consummate any transaction of any kind with any of its Affiliates other than (a) the transactions contemplated hereby and by the other Loan Documents, subject to compliance with the requirements set forth in Section 2.6 hereof, and (b) to the extent not otherwise prohibited under this Agreement.

7.5	Organizational Documents; Fiscal Year; Dissolution; Use of Proceeds; Insurance Policies; Disposition of Collateral; Trade Names

Borrowers shall not (a) amend, modify, restate or change its charter or governance documents in a manner that would be adverse to Lender, (b) change its state of organization or change its corporate name without thirty (30) calendar days prior written notice to Lender, (c) change its fiscal year, (d) amend, alter, suspend, terminate or make provisional in any material way, any Permit, the suspension, amendment, alteration or termination of which is reasonably expected to have or result in a Material Adverse Effect without the prior written consent of Lender, which consent shall not be unreasonably withheld, (e) wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking or that would result in any of the foregoing, (f) use any proceeds of any Loan for purchasing or carrying “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System, for extending credit to others for the purpose of purchasing or carrying any “margin stock” or for any other use not contemplated or permitted by this Agreement, (g) amend, modify, restate, terminate, cancel or change any Insurance Policy in a manner adverse to Lender in any material respect, (h) engage, directly or indirectly, in any business other than as set forth herein the business of substantially the time in which Borrowers are engaged on the Closing Date and businesses reasonably related thereto or, (i) establish new or additional trade names without providing not less than five (5) business days advance written notice to Lender or (j) certificate, or cause to have certificated, any equity ownership interest in Borrowers that is not evidenced by a certificate as of the Closing Date that is Collateral pursuant to this Agreement and the Pledge Agreement, without Lender’s prior written consent.

LOAN AND SECURITY AGREEMENT

7.6	Transfer of Collateral

(a) Subject to compliance with the requirements set forth in Section 2.6 hereof, Borrowers shall not sell, contribute, lease, convey, pledge, encumber, assign, transfer or otherwise dispose of any Collateral without the prior consent of Lender, except in the Ordinary Course of Business.

(b) Borrowers shall not extend, amend, waive or otherwise modify the terms of any receivable or permit the rescission or cancellation of any receivable, whether for any reason relating to a negative change in the related Account Debtor’s creditworthiness or inability to make any payment under the receivable or otherwise, except as approved in writing by Lender or in the Ordinary Course of Business, consistent with the past practices of Borrowers.

(c) Except as required by Applicable Law, Borrowers shall not terminate or reject any receivable prior to the end of the term of such receivable except in the Ordinary Course of Business, consistent with the past practices of Borrowers, whether such rejection or early termination is made pursuant to any Applicable Law, unless prior to such termination or rejection, such receivable and any related Collateral have been released from the Lien created by this Agreement pursuant to the terms hereof.

7.7	Contingent Obligations and Risks

Except as otherwise expressly permitted by this Agreement, Borrowers shall not enter into any Contingent Obligations or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person (other than indemnities to officers and directors of such Person to the extent permitted by Applicable Law); provided, however, that nothing contained in this Section 7.7 shall prohibit Borrowers from indorsing checks in the Ordinary Course of Business.

7.8	Truth of Statements

Borrowers shall not furnish to Lender any certificate, report or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

7.9	Modifications of Agreements

Borrowers shall not alter, amend or modify, or waive any of the terms or provisions of the Loan Documents, or consent to any alteration, amendment or modification, or waiver of any terms or provisions of the Loan Documents, in each case which affects or could reasonably have an effect on any of the Collateral, or any of the rights thereunder assigned to Borrowers relating in any way to any of the Collateral, in either case, without the prior written consent of Lender.

7.10	Anti-Terrorism; OFAC; AML

(a) No Transaction Person (as defined in Section 5.21) shall (i) be or become a Sanctioned Person (as defined in Section 5.21), (ii) engage in any dealings or transactions prohibited by EO 13224 or to the knowledge of any Transaction Person, otherwise be associated with any such Sanctioned Person or (iii) be or become located or resident in a Sanctioned Country (as defined in Section 5.21).

LOAN AND SECURITY AGREEMENT

(b) Borrowers shall not (i) use the proceeds of any Loan, directly or indirectly, for any payments (1) to fund or facilitate any money laundering or terrorist financing activities or business; or (2) in any other manner that would cause or result in violation of Patriot Act laws, rules or regulations, and (ii) after due inquiry by Borrowers, the Collateral shall not include any asset that may cause or result in a violation of Patriot Act laws, rules or regulations.

(c) Borrowers shall not use, loan, contribute, or otherwise make available the proceeds of the Loan to any other Person, directly or indirectly (i) to fund any activities or business of or with any Sanctioned Person or in any Sanctioned Country or (ii) in any other manner that would result in a violation of any Sanctions by Lender or any other Person.

(d) Borrowers shall not use the proceeds of the Loan, directly or indirectly, for any payments to any officer or employee of a foreign government or any department, agency or instrumentality thereof, or of a public international organization, or of any political party, or any person acting in an official capacity for or on behalf of such government or department, agency, instrumentality, political party, or public international organization, governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA, or any other applicable law, rule or regulation prohibiting bribery or corruption, including those of countries other than the United States.

(e) Borrowers shall maintain in effect and enforce policies and procedures designed to ensure compliance by Borrowers and each of their Subsidiaries and its or their respective directors, officers, and employees with the FCPA, or any other applicable law, rule or regulation prohibiting bribery or corruption, including those of countries other than the United States.

7.11	Servicing of Agreements

Without the prior written consent of Lender in its sole discretion, Borrowers shall not:

(a) terminate, amend or modify any of its agreements in any manner that is disadvantageous to Lender; and

(b) except in a manner consistent with past practice of Borrowers, transfer, assign or delegate substantially all of its duties or functions to any Person, or otherwise engage any such Person to perform any such duties or functions for or on behalf of Borrowers.

7.12	Distributions; Transfers and Compensation

Borrowers shall not transfer funds or make payments to Affiliates or common controlled entities, except for (i) funds transferred or paid for transactions conducted in the Ordinary Course of Business and on an arms-length basis, or (ii) in accordance with this Loan Agreement.

LOAN AND SECURITY AGREEMENT

7.13	Further Assurances

Borrowers shall from time to time execute and deliver to Lender such other Documents and shall take such other actions as may be reasonably requested by Lender in order to implement or effectuate the provisions of, or more fully perfect the rights granted or intended to be granted by Borrowers to Lender pursuant to the terms of, this Agreement and the Loan Documents.

7.14	Borrower Pre-IPO Financing

Specifically excepted from the Article VII and any other obligations set forth in the Loan Documents pertaining or referencing to the subject matter of Article VII and/or any prohibition from subordinating Borrowers’ Obligations under the Loan Documents, Borrowers are expressly allowed to obtain Pre-IPO Financing, upon written notice to Lender of Borrowers intention to proceed with the Pre-IPO Financing, and Lender agrees to subordinate all rights, options and remedies provided for in any Loan Document, under the UCC or at law or in equity, to the Person(s) providing the Pre-IPO Financing to Borrower(s).

VIII.	EVENTS OF DEFAULT

The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a) Failure by the Borrowers to pay any amount on the Obligations within five (5) Business Days following the due date thereof (in all cases, whether, at maturity, by reason of acceleration, by notice of intention to prepay, by required payment or prepayment or otherwise required under the Loan Documents); or

(b) any representation, statement or warranty made or deemed made by Borrowers in any Loan Document or in any other certificate, document, or report (including the Quarterly Servicing Report) delivered in conjunction with any Loan Document to which it is a party, shall not be true and correct in all material respects or shall have been false or misleading in any material respect on the date when made or deemed to have been made (except to the extent already qualified by materiality, in which case it shall be true and correct in all respects and shall not be false or misleading in any respect); or

(c) Borrowers, or any other party hereto, other than Lender, shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant (including Section 4.1(b)), obligation or agreement of it set forth in this Agreement (other than any violation, breach or default in the covenants or obligations in Section 2.4 or Section 6.15, including without limitation any misappropriation of any funds to be delivered to the Collateral Accounts pursuant to Section 6.15 and applied pursuant to Section 2.4 of this Agreement, for which there shall be no cure period) and such violation, breach or failure shall continue or not be cured within a period of thirty (30) calendar days after written notice of such violation (email shall suffice), breach or default shall be given by Lender; or

(d) Borrowers, or any other party thereto, other than Lender, shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in, or any event of default occurs under, any Loan Document other than this Agreement and such violation, breach, default, event of default or failure shall not be cured within the applicable period set forth in the applicable Loan Document or, if no cure period is provided for therein, within a period of thirty (30) calendar days; or

LOAN AND SECURITY AGREEMENT

(e) (i) any of the Loan Documents ceases to be in full force and effect (other than in accordance with its terms), (ii) any Lien created under any Loan Document ceases to constitute a valid first priority (other than with respect to property or assets covered by Permitted Liens) perfected Lien on the Collateral in accordance with the terms thereof, except with respect to Collateral that is released from the Lien of Lender as permitted under the Loan Documents, or (iii) Borrowers shall fail to own the Collateral free and clear of Liens other than Liens contemplated by the Loan Documents; or

(f) one or more judgments or decrees is rendered against a Borrower, Guarantor or in an amount in excess of $150,000 individually or $300,000 in the aggregate (excluding judgments to the extent covered by insurance of such Person), which is/are not bonded pending appeal, satisfied, stayed, vacated or discharged of record within ninety (90) calendar days of being rendered; or

(g) Borrowers shall (i) be unable to pay their debts outside the Ordinary Course of Business as they become due, subject to the exceptions set forth in Article VII, or file a voluntary petition under any insolvency statute, (ii) make a general assignment for the benefit of its creditors, (iii) commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property or shall otherwise be dissolved or liquidated, or (iv) file a petition seeking reorganization or liquidation or similar relief under any Debtor Relief Law or any other Applicable Law;

(h) (i) a court of competent jurisdiction shall (A) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of Borrowers or the whole or any substantial part of the properties of Borrowers, which shall continue unstayed and in effect for a period of sixty (60) calendar days, (B) shall approve a petition filed against Borrowers seeking reorganization, liquidation or similar relief under the any Debtor Relief Law or any other Applicable Law, which is not dismissed within sixty (60) calendar days or, (C) under the provisions of any Debtor Relief Law or other Applicable Law, assume custody or control of Borrowers or of the whole or any substantial part of the properties of Borrowers, which is not irrevocably relinquished within sixty (60) calendar days, or (ii) there is commenced against a Borrower any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other Applicable Law or statute, which (A) is not unconditionally dismissed within sixty (60) calendar days after the date of commencement, or (B) is with respect to which Borrowers takes any action to indicate its approval of or consent;

(i) (i) any Change of Control occurs, (ii) any Material Adverse Effect of Borrowers occurs or (iii) Borrowers cease any material portion of their business operations as conducted at the Closing Date, absent Lender’s written consent;

(j) Guarantor, Borrowers or any of Borrowers’ directors, managers, managing members or senior or executive officers is criminally indicted or convicted (i) of a felony, or (ii) under any law that could lead to a forfeiture of any material portion of the Collateral (as determined by Lender in its sole discretion);

LOAN AND SECURITY AGREEMENT

(k) the Quarterly Servicing Report is not delivered to Lender within fifteen (15) Business Days of the due date; or

(l) an Event of Default has occurred and is then continuing.

If such Event of Default has occurred or is then continuing the Loan (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall, at Lender’s option, immediately become due and payable and the following actions may be taken with five (5) business days notice to Borrowers: (i) terminate Lender’s obligations hereunder and/or the Maximum Commitment Amount, whereupon the same shall immediately terminate, (ii) with respect to the Collateral, (1) terminate Borrowers solely in their capacity as the servicer of the receivables, including the right to institute collection and other enforcement actions against the Collateral; (2) enter into modification agreements and make extension agreements with respect to payments and other performances; (3) release Account Debtors and other Persons liable for performance; (4) settle and compromise disputes with respect to payments and performances claimed due, all without notice to Borrowers, and all in Lender’s sole discretion and without relieving Borrowers from performance of the obligations hereunder or under any other Loan Document; (5) receive, collect, open and read all mail of Borrowers for the purpose of obtaining all items pertaining to the Collateral and any collateral described in any Loan Document; (6) collect all payments and other amounts of any and every description payable by or on behalf of any Account Debtor pursuant to any receivable, or any other related documents or instruments directly from such Account Debtor; and (7) apply all amounts in or subsequently deposited in any Deposit Account to the payment of the unpaid Obligations or otherwise as Lender in its sole discretion shall determine; (iii) the Lender may exercise all rights and remedies available to it under the Security Agreement and any other Loan Document; (iv) declare all or any of the Loan and/or Notes, all accrued interest thereon and all other Obligations to be due and payable immediately (except in the case of an Event of Default under Section 8(h) or (i) (other than an Event of Default under Section 8(h) or (i) with respect to Borrowers), in which event all of the foregoing shall automatically and without further act by Lender be due and payable and the obligations of Lender hereunder shall terminate, in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrowers and (b) effective immediately upon receipt of notice from Lender (unless specifically prohibited and provided for in Article VII, in which case effective immediately upon an Event of Default without any action of Lender), no action permitted to be taken under Article VII hereof may be taken; and (v) commence a suit, action, or proceeding relating to this Agreement or any other Loan Document or the enforcement of its rights hereunder or thereunder.

IX.	RIGHTS AND REMEDIES AFTER DEFAULT

9.1	Rights and Remedies

(a) In addition to the acceleration provisions set forth in Article VIII above, upon the occurrence and continuation of an Event of Default, Lender shall have the right to the full extent permitted by applicable law exercise any and all rights, options and remedies provided for in any Loan Document, under the UCC or at law or in equity, including, without limitation, the right to (i) apply any property of Borrowers held by Lender to reduce the Obligations, (ii) foreclose the Liens created under the Loan Documents, (iii) realize upon, take possession of and/or sell any Collateral, with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as Borrowers might exercise, (v) collect and send notices regarding the Collateral, with or without judicial process, (vi) by its own means or with judicial assistance, enter any premises at which Collateral is located or dispose of the Collateral on such premises without any liability for rent, storage, utilities, or other sums, and Borrowers shall not resist or interfere with such action, (vii) at Borrowers’ expense, require that all or any part of the Collateral be assembled and made available to Lender at any place designated by Lender in its sole discretion, (viii) reduce or otherwise change the Maximum Commitment Amount and/or any component of the Maximum Commitment Amount and/or (ix) relinquish or abandon any Collateral or any Lien thereon. Notwithstanding any provision of any Loan Document, Lender, in its sole discretion, shall have the right, at any time that Borrowers fail to do so after an Event of Default, without prior notice, to: (A) obtain insurance covering any of the Collateral to the extent required hereunder; (B) pay for the performance of any of the Obligations; (C) discharge taxes, levies and/or Liens on any of the Collateral that are in violation of any Loan Document unless Borrowers are in good faith with due diligence by appropriate proceedings contesting those items; and (D) pay for the maintenance, repair and/or preservation of the Collateral. Such expenses and advances shall be deemed Advances hereunder and shall be added to the Obligations until reimbursed to Lender, and shall be secured by the Collateral, and such payments by Lender shall not be construed as a waiver by Lender of any Event of Default or any other rights or remedies of Lender.

LOAN AND SECURITY AGREEMENT

(b) Borrowers agree that notice received at least twenty (20) calendar days before the time of any intended public sale, private sale or other disposition of Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. At any sale or disposition of Collateral, Lender may (to the extent permitted by Applicable Law) purchase all or any part thereof free from any right of redemption by Borrowers, which right is hereby waived and released, to the extent permitted by law. Borrowers covenant and agree not to interfere with or impose any obstacle to Lender’s exercise of its rights and remedies with respect to the Collateral. In dealing with or disposing of the Collateral or any part thereof, Lender shall not be required to give priority or preference to any item of Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process.

9.2	Application of Proceeds

Notwithstanding any other provision of this Agreement (including, without limitation, Section 2.4 hereof), in addition to any other rights, options and remedies Lender have under the Loan Documents, the UCC, at law or in equity, all dividends, interest, rents, issues, profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting, selling, or otherwise disposing of all or any part of the Collateral or any proceeds thereof upon exercise of its remedies hereunder upon the occurrence and continuation of an Event of Default shall be applied in the following order of priority: (a) first, to the payment of all costs and expenses of such collection, storage, lease, holding, operation, management, sale, disposition or delivery and of conducting Borrowers’ business and of maintenance, repairs, replacements, alterations, additions and improvements of or to the Collateral, and to the payment of all sums which Lender may be required or may elect to pay, if any, for taxes, assessments, insurance and other charges upon the Collateral or any part thereof, and all other payments that Lender may be required or authorized to make under any provision of this Agreement (including, without limitation, in each such case, in-house and outside documentation and diligence fees and legal expenses, search, audit, recording, professional and filing fees and expenses and reasonable attorneys’ fees and all expenses, liabilities and advances made or incurred in connection therewith); (b) second, to the payment of all Obligations in such order as determined by Lender in its sole discretion; (c) third, to the payment of any surplus then remaining to Borrowers, unless otherwise provided by law or directed by a court of competent jurisdiction; provided, that Borrowers shall be liable for any deficiency if such proceeds are insufficient to satisfy the Obligations (other than indemnity obligations of Borrowers under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) or any of the other items referred to in this Section (other than Section 9.2(c) to the extent the Obligations (other than indemnity obligations of Borrowers under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been indefeasibly paid in full in cash).

LOAN AND SECURITY AGREEMENT

9.3	Right to Appoint Receiver

Without limiting and in addition to any other rights, options and remedies Lender has under the Loan Documents, the UCC, at law or in equity, upon the occurrence and continuation of an Event of Default, Lender shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Lender to enforce its rights and remedies in order to manage, protect and preserve the Collateral and continue the operation of the business of Borrowers and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated

9.4	Attorney-in-Fact

Borrowers hereby irrevocably appoint Lender as their attorney-in-fact for the limited purpose of taking any action permitted under the Loan Documents that Lender deems necessary or desirable (in Lender’s sole discretion) upon the occurrence and continuation of an Event of Default to protect and realize upon Lender’s Lien in the Collateral, including the execution and delivery of any and all documents or instruments related to the Collateral in Borrowers’ name, and said appointment shall create in Lender a power coupled with an interest and is irrevocable.

9.5	Rights and Remedies not Exclusive

Lender shall have the right in its sole discretion to determine which rights, Liens and/or remedies Lender may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way modify or affect any of Lender’s rights, Liens or remedies under any Loan Document, Applicable Law or equity, except those set forth in Section 7.14. The enumeration of any rights and remedies in any Loan Document is not intended to be exhaustive, and all rights and remedies of Lender described in any Loan Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Lender otherwise may have. The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

LOAN AND SECURITY AGREEMENT

X.	WAIVERS AND JUDICIAL PROCEEDINGS

10.1	Waivers

Except as expressly provided for herein, Borrowers hereby waive set-off, counterclaim, demand, presentment, protest, all defenses with respect to any and all notices and demands of any description. Borrowers hereby waive any and all defenses and counterclaims it may have or could interpose in any action or procedure brought by Lender to obtain an order of court recognizing the assignment of, or Lien of Lender in and to, any Collateral.

10.2	Delay; No Waiver of Defaults

No course of action or delay or omission of Lender to exercise any right or remedy hereunder or under any other Loan Document shall impair any such right or operate as a waiver thereof. No single or partial exercise by Lender of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy. No waiver by any party to any Loan Document of any one or more defaults by any other party in the performance of any of the provisions of any Loan Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver. Notwithstanding any other provision of any Loan Document, by completing the Closing under this Agreement and/or by making Advances, Lender does not waive any breach of any representation or warranty of under any Loan Document, and all of Lender’s claims and rights resulting from any such breach or misrepresentation are specifically reserved.

10.3	Jury Waiver

EACH OF THE PARTIES HERETO HEREBY (i) WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO

(1) ANY LOAN DOCUMENT; OR (2) ANY CONDUCT, ACTS OR OMISSIONS UNDER ANY LOAN DOCUMENT OF BORROWERS OR LENDER OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT, EQUITY OR OTHERWISE, AND (ii) AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION UNDER ANY LOAN DOCUMENT SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY. EACH OF THE PARTIES ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.4	Amendment and Waivers

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrowers and Lender, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

LOAN AND SECURITY AGREEMENT

(b) No amendment, waiver or consent shall, unless in writing and signed by Lender, affect the rights or duties of Lender under this Agreement or any other Loan Document.

(c) Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Lender to take additional Collateral pursuant to any Loan Document.

(d) Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.4 shall be binding upon Lender, and Borrowers, and each other signatory hereto.

XI.	EFFECTIVE DATE AND TERMINATION

11.1	Effectiveness and Termination

Subject to Lender’s right to accelerate the Loan upon the occurrence and during the continuation of any Event of Default, this Agreement shall continue in full force and effect until the Final Maturity Date, unless terminated sooner by Borrowers as provided in Section 2.5. All of the Obligations shall be immediately due and payable upon the earlier of (a) the Final Maturity Date, (b) the date on which Lender accelerates the Loan following the occurrence and during the continuance of an Event of Default or (c) the termination date stated in the notice of termination delivered by Borrowers pursuant to Section 2.5 in connection with a prepayment of all of the Obligations (other than indemnity obligations of Borrowers under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending), as applicable (the “Termination Date”). Notwithstanding any other provision of any Loan Document, no termination of this Agreement shall affect Lender’s rights or any of the Obligations existing as of the effective date of such termination, and the provisions of the Loan Documents shall continue to be fully operative until the Obligations (other than indemnity obligations of Borrowers under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been fully performed and indefeasibly paid in cash in full. Except for the release of Liens for any Collateral as provided hereunder, the Liens granted to Lender under the Security Documents and the financing statements filed pursuant thereto and the rights and powers of Lender shall continue in full force and effect until all of the Obligations (other than indemnity obligations of Borrowers under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been fully performed and indefeasibly paid in full in cash.

11.2	Survival

All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by Borrowers in any Loan Document shall survive the execution and delivery of the Loan Documents, the Closing, the making and funding of the Loan and any termination of this Agreement until all Obligations (other than indemnity obligations of Borrowers under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) are fully performed and indefeasibly paid in full in cash. The obligations and provisions of Sections 3.1, 10.1, 10.3, 11.1, 11.2, 12.1, 12.3, 12.4, 12.7, 12.9, 12.10, 12.11, 12.13 and 12.14 and Article IX shall survive termination of the Loan Documents and any payment in full of the Obligations.

LOAN AND SECURITY AGREEMENT

XII.	MISCELLANEOUS

12.1	Governing Law; Jurisdiction; Service of Process; Venue

(A) THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

(b) BY EXECUTION AND DELIVERY OF EACH LOAN DOCUMENT TO WHICH IT IS A PARTY, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF FLORIDA SITTING IN MIAMI-DADE COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF FLORIDA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF A JUDGMENT ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(c) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 12.1. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

12.2	Successors and Assigns; Assignments and Participations

(a) Borrowers Assignment. Borrowers shall not assign this Agreement or any of its rights or obligations hereunder without the prior written consent of Lender.

(b) Lender Assignments and Participations. Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement, the Notes and the other Loan Documents, including without limitation any participation in the Loan hereunder only after providing written notice (email shall suffice) ten (10) calendar days prior to any such assignment.

12.3	Application of Payments

To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Lender and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Lender. Except as specifically provided in this Agreement, any payments with respect to the Obligations received shall be credited and applied in such manner and order as Lender shall decide in its sole discretion.

LOAN AND SECURITY AGREEMENT

12.4	Indemnity

(a) Borrowers hereby agree that they will indemnify, defend and hold harmless (on an after-tax basis) the Lender and its respective successors and permitted assigns and their respective directors, officers, agents, employees, advisors, shareholders, attorneys and Affiliates (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities, deficiencies, obligations, fines, penalties, actions (whether threatened or existing), judgments, suits (whether threatened or existing) or expenses (including, without limitation, fees and disbursements of counsel, experts, consultants and other professionals) incurred by any of them (collectively, “Indemnification Claims”) (except, in the case of each Indemnified Person, to the extent that any Indemnification Claims are determined in a final and non-appealable judgment by a court of competent jurisdiction to have directly resulted from such Indemnified Person’s gross negligence, willful misconduct or bad faith) arising out of or by reason of (i) any litigation, investigation, claim or proceeding related to (1) this Agreement, any other Loan Document or the transactions contemplated hereby or thereby, or (2) any actual or proposed use by Borrowers of the proceeds of any Advances, including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding, (ii) any remedial or other action taken or required to be taken by Borrowers in connection with compliance by such party, or any of its properties, with any Applicable Law, (iii) any pending, threatened or actual action, claim, proceeding or suit by any shareholder, owner, director, manager or officer of Borrowers or any actual or purported violation of Borrowers’ Organizational Documents or any other agreement or instrument to which Borrowers are a party or by which any of Borrowers’ properties is bound, (iv) any willful misrepresentation with respect to Borrowers or the Collateral, (v) any acts of fraud by Borrowers related to the Loan or made in connection with any Loan Document, (vi) any Change of Control not approved in writing by Lender, or (vii) any material waste, transfer, sale, encumbrance or other disposal of the Collateral not permitted by the Loan Documents. In addition, Borrowers shall, upon written demand (email shall suffice), pay to Lender all costs and expenses incurred by Lender (including the fees and disbursements of counsel and other professionals) in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents, and pay to Lender all costs and expenses (including the fees and disbursements of counsel and other professionals) paid or incurred by Lender in (1) enforcing or defending its rights under or in respect of this Agreement, the other Loan Documents or any other document or instrument now or hereafter executed and delivered in connection herewith, (2) collecting the Obligations or otherwise administering this Agreement and (3) foreclosing or otherwise realizing upon the Collateral or any part thereof. If and to the extent that the obligations of Borrowers hereunder or any other Loan Document are unenforceable for any reason, Borrowers hereby agree to make the maximum contribution to the payment and satisfaction of such obligations that is permissible under Applicable Law. Without limiting any of the foregoing, Borrowers indemnify each Indemnified Person for all claims for brokerage fees or commissions (other than claims of a broker with whom such Indemnified Person has directly contracted in writing) which may be made in connection with any aspect of, or any transaction contemplated by or referred to in, or any matter related to, any Loan Document or any agreement, document or transaction contemplated thereby.

(b) Borrowers’ obligations under this Section 12.4 shall survive any termination of this Agreement and the other Loan Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any of the other Obligations.

(c) All payments due under this Section 12.4 are payable within five (5) Busines Days after written demand therefor.

LOAN AND SECURITY AGREEMENT

12.5	Notice

Except as otherwise provided herein, all notices and other communications hereunder to any party shall be in writing and sent by certified or registered mail, return receipt requested, by overnight delivery service, with all charges prepaid, by hand delivery, or by Electronic Transmission, to such party’s address set forth beneath its signature on the signature page to this Agreement, or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 12.5. All such notices and correspondence shall be deemed effective: (i) if delivered personally, at the time of delivery to the address specified in this paragraph; (ii) if given by mail, on the fifth Business Day following the time of mailing in the manner aforesaid; or (iii) if sent by overnight courier, on the first Business Day following delivery to said courier, provided that notices to the Lender shall not be effective until actually received.

12.6	Severability; Captions; Counterparts; Delivery of Signatures

In case any provision in or obligation under this Agreement, the Notes or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. The captions in the Loan Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Loan Documents. This Agreement and any waiver or amendment hereto may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement and each of the other Loan Documents may be executed and delivered by Electronic Transmission, all with the same force and effect as if the same was a fully executed and delivered original manual counterpart. Delivery of an executed signature page of this Agreement and each of the other Loan Documents by Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

12.7	Expenses

Borrowers shall pay all fees, costs and expenses incurred or earned by Lender, in connection with (a) any effort to enforce, protect or collect payment of any Obligation or to enforce any Loan Document or any related agreement, document or instrument, (b) the administration of the Obligations or the taking or refraining from taking by Lender of any action requested by Borrowers, (c) instituting, maintaining, preserving, enforcing and/or foreclosing on Lender’s Liens on any of the Collateral under the Loan Documents, whether through judicial proceedings or otherwise, (d) defending or prosecuting any actions, claims or proceedings arising out of or relating to Lender’s transactions with Borrowers, and/or (e) any Default or Event of Default or occurring thereafter or as a result thereof. All of the foregoing shall be charged to Borrowers’ account and shall be part of the Obligations.

LOAN AND SECURITY AGREEMENT

12.8	Entire Agreement

This Agreement and the other Loan Documents to which Borrowers are a party constitute the entire agreement among Borrower, and Lender with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings (including but not limited to the term sheet), if any, relating to the subject matter hereof or thereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing signed by the Parties hereto. Except as set forth in and subject to Section 10.4, no provision of any Loan Document may be changed, modified, amended, restated, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing or in any other manner other than by an agreement in writing signed by Borrowers, Lender and the other parties thereto. Each party hereto acknowledges that it has been advised by counsel in connection with the negotiation and execution of this Agreement and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof. The schedules attached hereto may be amended or supplemented by Borrowers upon delivery to Lender of such amendments or supplements and, except as expressly provided otherwise in this Agreement, the written approval thereof by Lender.

12.9	Approvals and Duties

Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Lender with respect to any matter that is subject of any Loan Document may be granted or withheld by Lender in its sole and absolute discretion. Lender shall have no responsibility for or obligation or duty with respect to any of the Collateral or any matter or proceeding arising out of or relating thereto, including, without limitation, any obligation or duty to collect any sums due in respect thereof or to protect or preserve any rights pertaining thereto.

12.10	Publicity

Neither party hereto shall issue any press releases or similar public announcements using the name of the other party or referring to this Agreement or the transactions contemplated thereunder except (1) disclosures required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission or (2) with the prior written approval of the other party hereto.

12.11	Release of Collateral

Subject to Section 12.3, promptly following full performance and satisfaction and indefeasible payment in full in cash of all Obligations (other than indemnity obligations of Borrowers under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) and the termination of this Agreement, the Liens created hereby shall terminate and Lender shall execute and deliver such documents, at Borrowers’ expense, as are necessary to release Lender’s Liens on the Collateral and shall return the Collateral to Borrowers ; provided, however, that the Parties agree that, notwithstanding any such termination or release or the execution, delivery or filing of any such documents or the return of any Collateral, if and to the extent that any such payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Lender and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Lender. Lender shall not be deemed to have made any representation or warranty with respect to any Collateral so delivered except that such Collateral is free and clear, on the date of such delivery, of any and all Liens arising from such Person’s own acts.

LOAN AND SECURITY AGREEMENT

12.12	Confidentiality

In performing their respective obligations pursuant to this Agreement, each Party understands and acknowledges that each may have access to Confidential Information concerning the other Party, and that the Disclosing Party (defined below) may disclose or deliver Confidential Information (defined below) to the Receiving Party (defined below) and to the Receiving Party’s directors, officers, employees, agents, affiliates, attorneys, representatives or outside advisors (collectively, “Representatives”).

Each party agrees that the Receiving Party shall not (and shall cause its Representatives not to) disclose or use Confidential Information disclosed to it by the Disclosing Party for any purpose other than the exclusive purpose (the “Purpose”) of assisting the Receiving Party or its Representatives in the performance of such Party under this Agreement. The Receiving Party (and its Representatives) shall not disclose the Confidential Information to third parties or to its (or other) Representatives, except on a “need to know” basis to such Representatives who are required to have the information in order to carry out the Purpose and only to such Representatives who have been previously made aware of the terms of this Agreement and have agreed to keep such information confidential under terms substantially the same as those in this Agreement. The Receiving Party agrees that it shall be responsible for any breach of this Agreement by the Receiving Party or any of its Representatives. The Receiving Party agrees that it will take reasonable steps to protect the confidentiality of and avoid disclosure or use of Confidential Information in order to prevent it from falling into the public domain or the possession of unauthorized persons. The Receiving Party agrees to promptly notify in writing the Disclosing Party in case of any misuse or misappropriation of such Confidential Information that may come to its attention. In the event that the Receiving Party (or any of its Representatives) is requested or required, by order or any other determination of any court or administrative authority or any other legal proceeding (including any governmental or self-regulatory requests), to disclose any Confidential Information, the Receiving Party shall, to the extent permitted by law, provide the Disclosing Party with prior, to the extent practicable, but in any event prompt, written notice of such request(s) so that the Disclosing Party may seek (at the sole expense of the Disclosing Party) an appropriate protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order, other appropriate remedy or the receipt of a waiver hereunder, the Receiving Party or its Representatives is nonetheless, in the opinion of its counsel, compelled by law or regulation, or requested by a governmental or self-regulatory authority, to disclose any of the Confidential Information, the Receiving Party may disclose such information, provided that only that portion of the Confidential Information its counsel advises is legally required or requested by a governmental or self-regulatory authority to be disclosed may be disclosed, and the Receiving Party shall, to the extent appropriate and permitted by law in the opinion of its counsel, exercise commercially reasonable efforts to make a request for confidential treatment of such disclosed information under the U.S. Freedom of Information Act.

LOAN AND SECURITY AGREEMENT

“Confidential Information” means any information regarding the Disclosing Party or any of its affiliates or any entity sponsored by the Disclosing Party, or any shareholders or owners (or holders of similar equity interests) of the foregoing, whether written (whatever the form or storage medium) or oral, disclosed on or subsequent to the date hereof, including the existence and terms of this Agreement. Confidential Information does not include such information which: (i) is in the possession of the Receiving Party at the time of disclosure as shown by the Receiving Party’s written files and records immediately prior to the time of disclosure; (ii) prior or after the time of disclosure to the Receiving Party is in the public domain through no fault of the Receiving Party and not in breach hereof by the Receiving Party; (iii) is approved by the Disclosing Party, in writing, for release; (iv) was or is hereafter received by the Receiving Party from a third party who, to the knowledge of the Receiving Party at the time of such disclosure, had a right to disclose it and was not subject to an obligation of confidentiality or fiduciary duty owed by the Receiving Party to the third party; or (v) is developed by or for the Receiving Party independently of permitted disclosures hereunder, as shown by written records; provided, that the existence and terms of this Agreement shall not, for the avoidance of doubt, be construed as falling within any of the foregoing exceptions.

“Disclosing Party” means the Party disclosing Confidential Information to the other Party, and “Receiving Party” means the Party receiving such Confidential Information.

Disclosing Party makes no representation or warranty hereunder, express or implied, as to the accuracy or completeness of the Confidential Information. Neither the Disclosing Party nor its Representatives shall have any liability hereunder resulting from the use of the Confidential Information by the Receiving Party or any of its Representatives.

Receiving Party acknowledges that any breach or threatened breach by Receiving Party of the provisions of this Agreement concerning the confidentiality of the information of the Disclosing Party will result in immediate and irreparable harm to the Disclosing Party, for which there will be no adequate remedy at law, and that the Disclosing Party will be entitled to equitable relief to restrain Receiving Party from disclosing the Disclosing Party’s Confidential Information and to compel the Receiving Party to cease and desist all unauthorized disclosure of the Disclosing Party’s Confidential Information. Nothing in this Section shall be construed as prohibiting either party from pursuing any other remedies available to it for such breach or threatened breach, including recovery of damages from the other party.

12.13	Set-off and Offset

Borrowers (on behalf of themselves and each Affiliate thereof) hereby acknowledge, admit and agree that Borrowers’ obligations under this Agreement are recourse obligations of Borrowers to which Borrowers pledges their full faith and credit. In addition to any rights and remedies of Lender provided by this Agreement and by law, Lender shall have the right, with five (5) business days’ prior notice to Borrowers, upon any amount becoming due and payable by Borrowers under any Loan Document (whether at the stated maturity, by acceleration or otherwise) to set-off, offset and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrowers or any Affiliate thereof under this Agreement or any other agreement between Borrowers or their Affiliates and Lender or its Affiliates. Lender agrees promptly to notify Borrowers after any such set-off, offset and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

LOAN AND SECURITY AGREEMENT

12.14	Joint and Several Liability

(a) Borrowers agrees that they are jointly and severally, directly and primarily liable to Lender for payment in full of the Obligations.

(b) Any and all present and future indebtedness of Borrower to the other Borrowers is hereby subordinated to the full payment and performance of the Obligations, except as set forth in Section 7.2 and 7.14.

(c) Borrowers hereby postpone and subordinate to the final payment in full of the Obligations any right of subrogation it has or may have against the other Borrowers with respect to the Obligations or any other indebtedness incurred pursuant to this Agreement. In addition, Borrowers hereby postpone any right to proceed against the other Borrowers, now or hereafter, for contribution, indemnity, reimbursement, and any other rights and claims, whether direct or indirect, liquidated or contingent, Borrowers may now have or hereafter have as against any other Borrowers with respect to the Obligations or any other indebtedness incurred pursuant to this Agreement, until all Obligations have been finally paid in full.

12.15	[Reserved].

12.16	Additional Debt; Right of First Refusal.

(a) In the event that Borrowers seeks to replace Lender with another lender and pay off the Loan and Obligations in accordance with the terms of this Agreement, and Borrowers has received a bona-fide, arm’s length written offer from a third party regarding a potential debt transaction with Borrowers (the “Debt Offer Notice”), then Borrowers shall deliver the Debt Offer Notice to Lender within five (5) business days of receipt of same. The Debt Offer Notice shall describe in reasonable detail the proposed offer and material terms concerning the potential debt transaction with Borrowers.

(b) Lender shall then have the right but not an obligation (such right, the “ROFR”) to consummate the potential debt transaction with Borrowers, at the same terms as those set forth in the Debt Offer Notice. To the extent that Lender wishes to exercise the ROFR, Lender shall within fourteen (14) calendar days of receipt of the Debt Offer Notice, deliver a notice to Borrowers, setting forth Lender’s desire to exercise the ROFR on the same terms and conditions as those set forth in the Debt Offer Notice (“Election Notice”).

(c) In the event that Lender timely delivers the Election Notice, then Lender shall negotiate in good faith and use commercially reasonable efforts to (i) enter into customary definitive documentation for a debt transaction of a similar nature, and (ii) to consummate and close the debt transaction as soon as is practicable, but in any event, no later than forty-five (45) calendar days after having received the Debt Offer Notice.

(d) Lender acknowledges and agrees that the terms set forth in this Section 12.16 with respect to the ROFR expire twenty-four (24) months from the Closing Date.

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LOAN AND SECURITY AGREEMENT

IN WITNESS WHEREOF, each of the parties has duly executed this Loan and Security Agreement as of the date first written above.

LENDER:

PEAH CAPITAL LLC, a Delaware limited liability company

By:	/s/ Dan Arev
Name:	Dan Arev
Title:	Manager

Address:
Attn:

With a copy to:

BORROWERS:

BONNE SANTÉ NATURAL
MANUFACTURING, INC. f/k/a Millenium Natural Manufacturing Corp., a Florida corporation,

By:	/s/ Alfonso J. Cervantes
Name:	Alfonso J. Cervantes
Title:	Executive Chairman

Address:
Attn:

With a copy to: Marko Cerenko, KKSKL

BONNE SANTÉ GROUP, INC. a Delaware
corporation,

By:	/s/ Alfonso J. Cervantes
Name:	Alfonso J. Cervantes
Title:	Executive Chairman

Address:
Attn:

With a copy to: Marko Cerenko, KKSKL

LOAN AND SECURITY AGREEMENT – Signature Page